                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 33-61601

     THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 1, 1995.
         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 27, 1995.

                                  $100,000,000

                                     (LOGO)
                % Subordinated Notes due                     , 2005
                      Interest payable        and
                               ------------------
  The   % Subordinated Notes due            , 2005 (the "Notes") will not be
 repayable prior to maturity and will not be subject to any sinking fund. The
     Notes will be redeemable at the option of BanPonce Corporation (the
      "Corporation") should a payment in respect of the Notes oblige the Corporation to make certain additional payments due to a change in law, regulation or interpretation. See "Description of Notes --
          Redemption" herein and "Description of Debt Securities and Guarantees -- Redemption -- For Taxation" in the
               accompanying prospectus dated September 27, 1995
             (the "Basic Prospectus") of the Corporation, Popular
            International Bank, Inc. and BanPonce Financial Corp.
              The Notes will be issued only in fully registered
            form in denominations of $1,000 and integral multiples
                 thereof. See "Description of Notes" herein.

  The Notes are unsecured and subordinated to all present and future Senior
    Indebtedness. See "Description of Notes -- General" herein and "Terms
        Applicable to the Senior Debt Securities or Subordinated Debt Securities -- Subordination" in the Basic Prospectus. Payment of the
    principal of the Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the
       Corporation. There is no right of acceleration in the case of a default in the performance of any covenant of the Corporation, including the covenant to pay principal and interest. See
              "Terms Applicable to the Senior Debt Securities or
             Subordinated Debt Securities -- Events of Default --
               Subordinated Indenture" in the Basic Prospectus.

  The Notes will be issued in book-entry form and represented by one or more global Notes ("Book-Entry Notes") registered in the name of a nominee of The
    Depository Trust Company, as depositary (the "Depository"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Notes will not be issuable in certificated form except under the limited circumstances described in the
          Basic Prospectus. Settlement for the Notes will be made in immediately available funds. The Notes are expected to trade in the Depository's Same-Day Funds Settlement System
            until maturity, and secondary market trading activity
              in the Notes will therefore settle in immediately
                     available funds. See "Description of
               Notes -- Same-Day Settlement and Payment" herein
                   and "Description of Debt Securities and
                   Guarantees -- Global Securities" in the
                              Basic Prospectus.
                              ------------------
  THE NOTES OFFERED HEREBY ARE UNSECURED OBLIGATIONS OF THE CORPORATION AND
    ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY INSURED
        DEPOSITARY INSTITUTION OR OTHER SUBSIDIARY OF THE CORPORATION
             AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRE-
               SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       Underwriting
                                                      Price to         Discounts and        Proceeds to
                                                      Public(1)         Commissions      Corporation(1)(2)
                                                   ---------------    ---------------    ------------------
Per Note.........................................                %                  %                     %
Total............................................  $                  $                  $

(1) Plus accrued interest, if any, from            , 1995.
(2) Before deducting expenses payable by the Corporation estimated at
             .
                               ------------------

    The Notes are offered by the Underwriter when, as and if issued by the Corporation, delivered to and accepted by the Underwriter and subject to its right to reject orders in whole or in part. It is expected that delivery of the Notes, in book-entry form, will be made through the facilities of the Depository
on or about            , 1995, against payment in immediately available funds.

                                CS First Boston

          The date of this Prospectus Supplement is            , 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              RECENT DEVELOPMENTS

     On November 20, 1995 the United States Congress passed the Revenue Reconciliation Bill of 1995 (the "Bill"), which, if enacted into law, would repeal Section 936 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 936 of the Code, subject to certain limitations, a U.S. corporation that actively conducts a business in Puerto Rico is generally eligible for a credit eliminating U.S. income tax on income derived from such business and on "qualified possession source investment income," which, in general, consists of income attributable to the reinvestment in Puerto Rico of income derived by a U.S. corporation from an active Puerto Rican business. If enacted into law, the Bill would provide for additional limitations on and a gradual phase-out of the credit for active Puerto Rican business income and would disallow completely the credit for qualified possession source investment income for all taxable years beginning after December 31, 1995. There can be no assurances as to whether, or in what form, the Bill will be enacted into law.

     Qualified possession source investment income includes interest on deposits and other investments of certain Puerto Rico source income with a financial institution operating in Puerto Rico. As a result, Puerto Rican banks currently are able to attract such deposits and investments (the "936 Funds") at rates slightly lower than the rates they pay on fully taxable deposits and investments. As of September 30, 1995, Banco Popular de Puerto Rico, the Corporation's principal subsidiary (the "Bank"), held $1.9 billion in 936 Funds, which included $1.1 billion in 936 deposits and $681.6 million under repurchase agreements. The average maturity of the Bank's 936 Funds was 1.2 years as of September 30, 1995. BP Capital Markets, Inc., a wholly-owned subsidiary of the Corporation operating as a broker-dealer in Puerto Rico, held $409.7 million in 936 Funds as of September 30, 1995, all of which were repurchase agreements. As of the same date, 936 Funds held by the Corporation and its subsidiaries represented 15.54% of the Corporation's total consolidated assets.

     While the final impact of any proposed repeal of Section 936 of the Code cannot be determined at this time, its repeal could have an adverse effect on the general economic condition of Puerto Rico, the Corporation's predominant service area. The repeal of Section 936 of the Code could also make it necessary for the Corporation to consider using alternate sources of funding which may be more expensive than the current cost of 936 Funds. The Corporation believes it would be able to replace 936 Funds as a source of funds at an incremental cost, but that any such cost would be unlikely to have a material adverse effect on its liquidity or the results of its operations. In recent years, the Corporation has taken a number of steps to reduce any potential adverse impact of the repeal of Section 936 of the Code, including diversifying its sources of funding, reducing the average maturity of its investment portfolio, limiting the Bank's maximum exposure to 936 Funds and increasing its presence in the U.S. mainland.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                               OF THE CORPORATION

                                       QUARTER ENDED   QUARTER ENDED            YEAR ENDED DECEMBER 31,
                                       SEPTEMBER 30,   SEPTEMBER 30,     -------------------------------------
                                           1995            1994          1994    1993    1992    1991    1990
                                       -------------   -------------     -----   -----   -----   -----   -----
Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits.....       2.0             2.5           2.6     3.0     2.9     2.1     3.6
  Including Interest on Deposits.....       1.4             1.5           1.5     1.5     1.3     1.2     1.3

     For purposes of computing these consolidated ratios, earnings represent income (loss) before income taxes, and cumulative effect of a change in accounting principles plus fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor and the amortization of debt issuance expense.

                             SUMMARY FINANCIAL DATA

     The following summary financial data at and for each of the years ended December 31, 1994, 1993 and 1992 have been derived from the Corporation's audited financial statements. In addition, the following summary financial data at and for the nine months ended September 30, 1995 and 1994 have been derived from the Corporation's unaudited quarterly financial statements and include, in the opinion of the Corporation's management, all adjustments consisting of normal recurring entries necessary for a fair presentation of the Corporation's results of operations and financial condition. Such summaries are qualified in their entirety by the detailed information and financial statements included in the documents incorporated by reference herein and in the accompanying Basic Prospectus. See "Incorporation of Certain Documents by Reference" in the Basic Prospectus.

                                                     AT OR FOR THE
                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                   -----------------   ---------------------------
                                                    1995      1994      1994      1993      1992
                                                   -------   -------   -------   -------   -------
                                                      (UNAUDITED)
SUMMARY INCOME STATEMENTS
  (in millions except per share amounts)
Interest income..................................  $   807   $   648   $   885   $   772   $   740
Interest expense.................................      379       250       352       280       300
Net interest income..............................      428       398       533       492       440
Provision for credit losses......................       43        41        53        73        98
Net interest income after provisions for credit
  losses.........................................      385       357       480       419       342
Noninterest income...............................      125       103       143       124       125
Noninterest expense..............................      363       334       448       412       368
Income before income taxes.......................      147       126       175       131        99
Applicable income taxes..........................       41        34        50        28        14
Cumulative effect of accounting changes..........        0         0         0         6         0
Net income.......................................      106        92       125       109        85
Net income per common share......................     3.04      2.74      3.67      3.35      2.79
Cash dividends per common share..................     0.85      0.75      1.00      0.90      0.80
SELECTED PERIOD-END BALANCES
  (in millions)
Total assets.....................................  $14,935   $12,445   $12,778   $11,513   $10,002
Total loans and loans held-for-sale..............    8,487     7,502     7,781     6,347     5,252
Investment and trading securities................    4,766     3,954     3,797     4,048     3,699
Earning assets...................................   13,968    11,606    11,844    10,658     9,236
Deposits.........................................    9,728     8,876     9,012     8,523     8,039
Term borrowings(1)...............................    3,371     2,354     2,219     1,953     1,066
Shareholders' equity.............................    1,102       989     1,002       834       752
SELECTED FINANCIAL RATIOS
Return on average common equity..................    14.00%    13.72%    13.80%    13.80%    12.72%
Return on average assets.........................     1.03      1.02      1.02      1.02      0.89
Net interest margin(2)...........................     4.75      5.10      5.04      5.50      6.11
Allowance for credit losses to period-end loans
  and loans held-for-sale........................     1.94      1.99      1.98      2.10      2.11
Nonperforming assets as a percentage of
  period-end loans and loans held-for-sale.......     1.04      0.95      0.84      0.97      1.32
Net charge-offs to average loans and loans
  held-for-sale..................................     0.54      0.55      0.52      0.91      1.58
Average equity to average assets.................     7.66      7.45      7.57      7.42      7.02
Ratio of earnings to fixed charges (excluding
  interest on deposits)..........................      2.1       2.7       2.6       3.0       2.9
Ratio of earnings to fixed charges (including
  interest on deposits)..........................      1.4       1.5       1.5       1.5       1.3

---------------

(1) Excludes Federal Funds that must be repaid in one day.
(2) On a taxable equivalent basis.

                                 CAPITALIZATION

     The following table sets forth the unaudited historical capitalization of the Corporation as of September 30, 1995, and as adjusted to give effect to the issuance of the Notes offered hereby.

                                                                    SEPTEMBER 30, 1995
                                                       --------------------------------------------
                                                                                             AS
                                                         ACTUAL       ADJUSTMENTS(1)     ADJUSTED(1)
                                                       ----------     --------------     ----------
                                                       (IN THOUSANDS)
LONG-TERM DEBT
Parent Company:
  Senior Notes, due in 1997........................    $   30,000                        $   30,000
  Term Notes, due in 1997..........................        77,500                            77,500
Subordinated Notes offered hereby..................                      $100,000           100,000
Subsidiaries:(2)
  Term Bank Note, due in 1996(3)...................        14,000                            14,000
  Term Note, due in 2000...........................        19,482                            19,482
  Medium Term Notes, due from 1996 to 2003(3)......       519,628                           519,628
  Promissory Notes, due from 1998 to 2003..........        83,700                            83,700
  Mortgage Notes payable, due from 2000 to 2004....            92                                92
                                                       ----------     --------------     ----------
          Total long-term debt.....................       744,402         100,000           844,402
                                                       ----------     --------------     ----------
STOCKHOLDERS' EQUITY
8.35% Non-Cumulative Preferred Stock, 1994 Series
  A................................................       100,000                           100,000
  ($25 liquidation preference, 4,000,000 shares
     Outstanding)
Common Stock (par value $6, Authorized 90,000,000
  shares, Issued and Outstanding 32,922,318
  shares)..........................................       197,534                           197,534
  Surplus..........................................       411,468                           411,468
  Retained earnings................................       387,200                           387,200
  Net unrealized loss on securities available for
     sale..........................................         5,845                             5,845
                                                       ----------                        ----------
          Total common stockholders' equity........     1,002,047                         1,002,047
                                                       ----------                        ----------
          Total stockholders' equity...............     1,102,047         -0-             1,102,047
                                                       ----------     --------------     ----------
  Total long-term debt and stockholders' equity....    $1,846,449        $100,000        $1,946,449
                                                        =========     ===========         =========

---------------

(1) Reflects the issuance of $100,000,000 of Notes offered hereby.
(2) These obligations are direct obligations of subsidiaries of the Corporation, and as such, constitute claims against such subsidiaries ranking prior to the Corporation's equity therein.
(3) These obligations are guaranteed by the Corporation.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth under the headings "Description of Debt Securities and Guarantees" and "Terms Applicable to the Senior Debt Securities or Subordinated Debt Securities" in the Basic Prospectus, to which general description reference is hereby made and is subject to and qualified in its entirety by reference to the Indenture dated as of November 30, 1995 (the "Indenture"), between the Corporation and The First National Bank of Chicago, as Trustee (the "Trustee"), pursuant to which the Notes are to be issued. A form of the Indenture has been filed as an exhibit to the Registration Statement of which the Basic Prospectus is a part. Capitalized terms not defined herein have the meanings specified in the Basic Prospectus or the Indenture.

GENERAL

     The Notes will mature on             , 2005, and are limited to
$100,000,000 aggregate principal amount. The Notes will be issued in denominations of $1,000 or any integral multiple thereof.

     The Notes will bear interest from             , 1995, or from the most
recent Interest Payment Date to which interest has been paid, at the rate per annum shown on the cover page of this Prospectus Supplement, payable
semi-annually on                and                of each year commencing
               , 1996 (each an "Interest Payment Date") to the persons in whose
name the Notes are registered at the close of business on the             or
            , as the case may be, next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Any payment required to be made on a date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. "Business Day" means any day which is not a Saturday or Sunday and which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or obligated by law or executive order to be closed.

     Payments of principal and interest on Notes registered in the name of the Depository or its nominees will be made in immediately available funds to the Depository, or its nominee, as the case may be, as the registered holder of the Book-Entry Notes representing such Notes. The Trustee will act as Paying Agent under the Indenture.

     The Notes will be unsecured subordinated obligations of the Corporation which will be subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness of the Corporation. The Notes do not provide for any sinking fund.

     At September 30, 1995, the Corporation, on an unconsolidated basis, had outstanding (excluding accrued interest) approximately $1.1 billion aggregate principal amount of Senior Indebtedness (of which $668 million represents guarantees of indebtedness of the Corporation's subsidiaries), Other Financial Obligations consisting of interest rate swaps with respect to a notional value of $70 million and no subordinated indebtedness. The Indenture does not limit the Corporation's ability to issue Senior Indebtedness.

     Payment of the principal of the Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Corporation. There is no right of acceleration in the case of a default in the performance of any covenant of the Corporation, including the Covenant to pay principal and interest. See "Terms Applicable to the Senior Debt Securities or Subordinated Debt Securities -- Events of Default -- Subordinated Indenture" in the Basic Prospectus.

REDEMPTION

     The Notes will be subject to redemption only in the circumstances set forth in the Basic Prospectus under "Description of Debt Securities and Guarantees -- Redemption -- For Taxation".

PUERTO RICO WITHHOLDING

     As described under "Certain Puerto Rico Tax Considerations -- Income
Tax -- Non-resident Individuals who are United States Citizens", interest (including original issue discount) on a Note held by an individual who is a United States citizen and not a resident of Puerto Rico may be subject to withholding at the rate of 20%. Under the terms of the Indenture, in the event that the Corporation is required to make such withholding, the Corporation will pay such additional amounts in respect of interest as will result in the payment to the holder of the Note of the amounts which would otherwise have been payable in respect to the Note in the absence of such withholding ("Additional Amounts"), except that the Corporation will not be required to pay Additional Amounts in respect of amounts withheld from interest paid to such a holder (i) if such withholding results from failure of such holder to comply with applicable certification, identification or reporting requirements or contacts with Puerto Rico other than the mere holding of and payment in respect of a Note or (ii) under certain other circumstances described under "Description of Debt Securities and Guarantees -- Taxation by the Commonwealth of Puerto Rico" in the Basic Prospectus. See "Certain Puerto Rico Tax Considerations -- Income
Tax -- Non-resident Individuals who are United States Citizens" herein and "Description of Debt Securities and Guarantees -- Taxation by the Commonwealth of Puerto Rico" in the Base Prospectus.

BOOK-ENTRY NOTES

     Upon issuance, the Notes will be represented by one or more Book-Entry Notes which will be deposited with, or on behalf of, the Depository and registered only in the name of the Depository or a nominee of the Depository. Book-Entry Notes will not be transferable or exchangeable for Notes in certificated form except under the limited circumstances described in the Basic Prospectus under "Description of Debt Securities and
Guarantees -- Redemption -- Global Securities."

     The Depository has advised the Corporation as follows: it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of Participants. Participants include securities brokers and dealers (including the Underwriter), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or Indirect Participants.

     A further description of the Depository's procedures with respect to Book-Entry Notes is set forth in the Basic Prospectus under "Description of Debt Securities and Guarantees -- Redemption -- Global Securities." The Depository has confirmed to the Corporation that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest in respect of Book-Entry Notes will be made by the Corporation in immediately available funds. The Notes are expected to trade in the Same-Day Funds Settlement System of the Depository until maturity or redemption, and secondary market trading activity for the Notes will therefore settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                             UNITED STATES TAXATION

     The following is a general summary of the principal United States federal income tax consequences of ownership of Notes. The summary deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons holding Notes that are a hedge of or hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar, or persons who are not United States Holders (as defined below). The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of ownership of Notes.

PAYMENTS OF INTEREST

     Interest on a Note will be taxable to a United States Holder as ordinary income at the time the interest is received or accrued, in accordance with the United States Holder's method of accounting for tax purposes. A "United States Holder" is a beneficial owner who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

     Interest paid by the Corporation on the Notes constitutes income from sources outside the United States, but, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder, unless the Notes are held by noncorporate United States citizens and are subject to the 20% withholding tax discussed under "Certain Puerto Rico Tax Considerations", in which case the interest will be "high withholding tax interest".

PURCHASE, SALE AND RETIREMENT OF THE NOTES

     A United States Holder's tax basis in a Note will generally be its cost. A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal, any premium and interest made on a Note and the proceeds of the sale of a Note before maturity within the United States to noncorporate United States Holders, and "backup withholding" at a rate of 31% will apply to payments of principal, premium and interest if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal tax returns.

                     CERTAIN PUERTO RICO TAX CONSIDERATIONS

     The following summary of certain Puerto Rico tax aspects of the acquisition of the Notes reflects the opinion of McConnell Valdes, counsel to the Corporation. The income tax portion of this discussion is based upon the Puerto Rico Income Tax Act of 1954, as amended (the "ITA"), as well as the Puerto Rico Internal Revenue Code of 1994 (the "PRIRC"). The PRIRC, which was enacted on October 31, 1994, is substantially a reenactment of the ITA, with various additions and deletions. The ITA will continue in effect until the PRIRC becomes effective. Most of the provisions of the PRIRC will be effective for taxable years commencing after June 30, 1995. As discussed below, the Puerto Rico income tax treatment of interest paid on the Notes will generally be the same under the ITA and under the PRIRC; any differences in the tax treatment will be noted. The discussion of the tax treatment under the ITA will be based also on provisions of the regulations issued under the ITA (the "ITA Regulations"). At this time, regulations have not been issued under the relevant sections of the PRIRC.

     The discussion below is also based on the Puerto Rico Municipal Property Tax Act of 1991, as amended (the "MPTA"), the Municipal License Tax Act, as amended (the "MLTA") and the regulations thereunder (the "MLTA Regulations"). The discussion concerning Puerto Rico estate and gift taxes is based on the PRIRC. The discussion below is also based on judicial or administrative interpretations of the ITA, the MPTA, the MLTA and the PRIRC. Investors should be aware that the ITA, the ITA Regulations, the MPTA, the MLTA, the MLTA Regulations and the PRIRC, as well as any interpretations thereof, are subject to change, and that any change could be applied retroactively and affect the discussion below.

     This discussion is limited to certain Puerto Rico tax considerations applicable to the following classes of prospective investors: individuals who are bona fide residents of Puerto Rico, individuals who are not residents of Puerto Rico, and corporations and partnerships (other than "special partnerships" under Supplement P of the ITA or Subchapter K of Chapter 3 of Subtitle A of the PRIRC and other than "corporations of individuals" under Subchapter N of Chapter 3 of Subtitle A of the PRIRC). It deals only with Notes held as capital assets by initial purchasers and does not deal with special classes of holders (such as dealers in securities or currencies, banks or other financial businesses, registered investment companies, life insurance companies and tax exempt organizations) that are either organized in Puerto Rico or are engaged in trade or business in Puerto Rico. This discussion does not purport to cover all aspects of Puerto Rico taxation that may be relevant to particular investors in light of their personal investment circumstances or to certain types of investors subject to special treatment under the ITA or the PRIRC. EACH INVESTOR IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR AS TO ANY PUERTO RICO TAX CONSIDERATIONS AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

INCOME TAX

     The following discussion regarding the Puerto Rico income taxation of an investment in the Notes assumes that interest thereon (including original issue discount) constitutes income from sources within Puerto Rico. Interest (including original issue discount) on indebtedness of a corporation organized under the laws of Puerto Rico, such as the Corporation, is considered to be from Puerto Rico sources unless such corporation derives less than 20% of its gross income from Puerto Rico sources during the three taxable years preceding the year in which the interest is paid (or such part of such period as the corporation has been in existence). In every year of its existence, the Corporation has derived more than 20% of its gross income from Puerto Rico sources, and it is, therefore, assumed that interest (including original issue discount) on the Notes constitutes income from sources within Puerto Rico.

PUERTO RICO HOLDERS

  Interest and Original Issue Discount on the Notes

     Interest (including original issue discount) on a Note will be taxable to a Puerto Rico Holder (as defined below) as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A "Puerto Rico Holder" is a beneficial owner who or that is (i) an individual resident of Puerto Rico, (ii) a Puerto Rico corporation or partnership, (iii) a non-resident alien engaged in trade or business in Puerto Rico or (iv) a non-Puerto Rico corporation or partnership engaged in trade or business in Puerto Rico.

  Notes Purchased at a Premium

     Any holder (other than an individual) that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case any amount required to be included in such holder's income for Puerto Rico income tax purposes each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excluded from gross income) held by such holder at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the Secretary of the Treasury of Puerto Rico.

  Sale or Retirement of Notes

     A Puerto Rico Holder's tax basis in a Note will generally be its cost, increased by any original issue discount recognized as income, and reduced by the amount of any amortizable bond premium claimed as a deduction. A Puerto Rico Holder, other than non-Puerto Rico corporations or partnerships and non-resident aliens engaged in trade or business in Puerto Rico, will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on such sale or retirement and the tax basis of the Note. In the case of non-Puerto Rico corporations or partnerships and non-resident aliens engaged in trade or business in Puerto Rico, any gain realized on the sale or retirement of a Note will be subject to Puerto Rico tax only if it constitutes income from sources within Puerto Rico or is treated as effectively connected with the active conduct of a banking, financial or other similar business of the holder in Puerto Rico. In general, gain from the sale or retirement of a Note will be regarded as income from sources within Puerto Rico if the sale or retirement of the Note occurs in Puerto Rico, i.e., if all right, title and interest in the Note passes from the seller to the purchaser in Puerto Rico. Retirement of the Notes in New York at the office of the Paying Agent and sale of the Notes effected through transfer of beneficial ownership on the Depository's records or the records of a U.S.-based Participant pursuant to instructions given outside Puerto Rico would not be considered to have occurred in Puerto Rico.

     Any gain subject to tax in Puerto Rico on the sale or retirement of a Note (other than a Note held by a holder primarily for sale to customers in the ordinary course of his trade or business) will be a capital gain and will be long-term capital gain if the holder held the Note for more than six months prior to the sale or retirement. If the holder is a Puerto Rico resident individual or a non-resident alien engaged in trade or business in Puerto Rico, and the gain is a long-term capital gain, it will be taxable at a maximum rate of 20%. If the holder is a Puerto Rico corporation or partnership, or a non-Puerto Rico corporation or partnership engaged in trade or business in Puerto Rico, and the gain is a long-term capital gain, it will be taxable at a maximum rate of 25%.

NON-RESIDENT INDIVIDUALS WHO ARE UNITED STATES CITIZENS

  Interest and Original Issue Discount on the Notes

     Interest (including original issue discount) on a Note held by an individual who is a United States citizen and is not a resident of Puerto Rico will be includible as ordinary income in an annual Puerto Rico income tax return due from such holder. Such interest will be subject to withholding at the rate of 20%, and the amount withheld will be creditable against the Puerto Rico income tax liability as computed in such return. Any such holder who certifies to the Paying Agent, on the appropriate Puerto Rico Treasury Department form, the amount of gross income that he expects to derive during the year from sources in Puerto Rico will be entitled to an exemption from such withholding with respect to $1,300 ($3,000 if married and living with his spouse) of interest (including original issue discount) on the Notes. See "Description of Notes -- Puerto Rico Withholding" herein and "Description of Debt Securities and Guarantees -- Taxation by the Commonwealth of Puerto Rico" in the Basic Prospectus.

  Sale or Retirement of Notes

     The tax basis of a Note for Puerto Rico income tax purposes will generally be its cost, increased by any original issue discount recognized as income. A holder will realize gain or loss on a sale or retirement of a Note equal to the difference between the amount realized on such sale or retirement and the tax basis of the Note.

     Any gain realized by an individual who is a United States citizen not residing in Puerto Rico on a sale or retirement of a Note will be subject to tax in Puerto Rico only if such gain constitutes income from sources within Puerto Rico. If the gain constitutes a long-term capital gain, it will be taxable at a maximum rate of 20%. For a discussion of when such a gain would be regarded as income from sources within Puerto Rico and when it would be considered a long-term capital gain, see under "Income
Tax -- Puerto Rico Holders -- Sale or Retirement of Notes".

NON-PUERTO RICO HOLDERS

     For purposes of this discussion, a "Non-Puerto Rico Holder" is any beneficial owner who or that is (i) a nonresident individual who is not a United States citizen and is not engaged in trade or business in Puerto Rico, and (ii) a non-Puerto Rico corporation or partnership not engaged in trade or business in Puerto Rico.

  Interest and Original Issue Discount on the Notes

     Interest (including original issue discount) on the Notes received or accrued by Non-Puerto Rico Holders will be exempt from any Puerto Rico withholding or other income taxes, except in the case of any holder of a Note that may be regarded as a "related person" with respect to the Corporation. For this purpose, a "related person" generally will be one that directly or indirectly owns 50% or more in value of the stock of the Corporation.

  Sale or Retirements of Notes

     The tax basis of a Note for Puerto Rico income tax purposes will generally be the cost, increased by any original issue discount recognized as income. A holder will realize gain or loss on a sale or retirement of a Note equal to the difference between the amount realized on such sale or retirement and the tax basis of the Note.

     Any gain realized by a Non-Puerto Rico Holder on a sale or retirement of a Note (other than Notes held primarily for sale to customers in the ordinary course of the holder's trade or business) will be subject to a Puerto Rico tax of 29%, but only if such gain constitutes income from sources within Puerto Rico. For a discussion of when such a gain would be considered as income from sources within Puerto Rico, see discussion under "Income Tax -- Puerto Rico Holders -- Sale or Retirement of Notes".

PROPERTY TAX

     The Notes are exempt from the payment of Puerto Rico property taxes pursuant to Article 3.11 of the MPTA.

MUNICIPAL LICENSE TAX

INDIVIDUALS

     Interest (including original issue discount) on a Note held by an individual is exempt from Puerto Rico municipal license taxes pursuant to
Section 2(a)(7)(A) of the MLTA.

CORPORATIONS AND PARTNERSHIPS

  Puerto Rico corporations and partnerships and non-Puerto Rico corporations and partnerships engaged in trade or business in Puerto Rico

     Interest (including original issue discount) on Notes held by a corporation or partnership that is either organized under the laws of Puerto Rico or that is engaged in trade or business in Puerto Rico will be subject to Puerto Rico municipal license taxes in the municipality where an office or other commercial establishment of such corporation or partnership is located, if such interest is attributable to the operation conducted therein. In those cases, if the corporation or partnership is engaged in a business other than a financial business, the interest will be subject to municipal license tax at a rate determined by the municipality where the office or other commercial establishment to which the income is attributable is located, which rate cannot exceed one-half of one percent (.50%). If the corporation or partnership is engaged in a financial business, the interest will be subject to the Puerto Rico municipal license tax at a rate determined by said municipality, which rate cannot exceed one-and-one-half percent (1.5%). As provided in Section 2(a)(6) of the MLTA, the term "financial business" includes commercial banks, savings and loan associations, mutual or savings banks, financing companies, insurance companies, investment companies, brokerage houses, collection agencies and any other type of activity of a similar nature carried out by any industry or business.

  Non-Puerto Rico corporations and partnerships not engaged in trade or business in Puerto Rico

     Interest (including original issue discount) on a Note may be subject to municipal license taxes only if the recipient operates an office or other establishment located in a municipality in Puerto Rico. Thus, interest on a Note held by a Non-Puerto Rico corporation or partnership not engaged in trade or business in Puerto Rico will not be subject to municipal license taxes.

ESTATE AND GIFT TAX

     The transfer by gift or death of the Notes by a United States citizen who acquired his citizenship by reason of birth or residence in Puerto Rico, and who is a resident of Puerto Rico at the time of the gift or death, is exempt from Puerto Rico estate and gift taxes.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated               , 1995 (the "Underwriting Agreement"), CS First
Boston Corporation (the "Underwriter") has agreed to purchase from the Corporation all of the Notes.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Notes offered hereby if any are purchased. The Underwriting Agreement provides that, in the event of a default by the Underwriter, the Underwriting Agreement may be terminated.

     The Corporation has been advised by the Underwriter that the Underwriter proposes to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers
at such price less a concession of     % of the principal amount of the Notes,
and the Underwriter and such dealers may allow a discount of     % of such
principal amount on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to certain dealers may be changed by the Underwriter.

     The Corporation has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriter may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Corporation has been advised by the Underwriter that it intends to make a market in the Notes, but it is not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or as to the prices at which the Notes may trade in such market.

     The Underwriter is a customer of, engages in transactions with or performs services for the Corporation and certain of its subsidiaries in the ordinary course of business.

                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for the Corporation by Sullivan & Cromwell, New York, New York, and for the Underwriter by Brown & Wood, New York, New York. The validity of the Notes will be passed upon as to matters of Puerto Rico law for the Corporation by Brunilda Santos de Alvarez, Esq., counsel to the Corporation. Sullivan & Cromwell and Brown & Wood will rely as to all matters of the laws of the Commonwealth of Puerto Rico upon the opinion of Brunilda Santos de Alvarez, Esq.

PROSPECTUS
                                DEBT SECURITIES
                                       OF

                              BANPONCE CORPORATION
                                       OR

                        POPULAR INTERNATIONAL BANK, INC.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)
                                       OR

                            BANPONCE FINANCIAL CORP.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)

                                PREFERRED STOCK
                                       OF

                              BANPONCE CORPORATION
                                       OR

                        POPULAR INTERNATIONAL BANK, INC.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)
                                       OR

                            BANPONCE FINANCIAL CORP.
                          (UNCONDITIONALLY GUARANTEED
                            BY BANPONCE CORPORATION)
                             ---------------------

    BanPonce Corporation (the "Corporation") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may be either senior or subordinated, and (ii) shares of preferred stock. Popular International Bank, Inc. ("PIB") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may be either senior or subordinated, and (ii) shares of preferred stock. BanPonce Financial Corp. ("Financial") intends to issue from time to time in one or more series its (i) unsecured debt securities, which may be either senior or subordinated, and (ii) shares of preferred stock. Unsecured debt securities issued by PIB or Financial will be fully and unconditionally guaranteed as to the payment of principal, premium, if any, and interest by the Corporation. Shares of preferred stock issued by PIB or Financial will be fully and unconditionally guaranteed as to the payment of dividends, redemption price, if any, and liquidation preference, if any, by the Corporation. The foregoing debt securities and shares of preferred stock are collectively referred to herein as the "Securities." The Corporation's guarantees of debt securities or preferred stock issued by PIB or Financial are collectively referred to herein as the "Guarantees." The Securities and the Guarantees collectively will be limited to an aggregate initial offering price not to exceed $1,000,000,000 or, in the case of debt securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The Securities offered may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    The subordinated debt securities when issued will be subordinated as described herein under "Description of Debt Securities and Guarantees." Unless otherwise indicated in the Prospectus Supplement, payment of the principal of the subordinated debt securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Corporation, PIB or Financial, as the case may be. There is no right of acceleration of payment of subordinated debt securities in the case of a default in the performance of any covenant of the Corporation, PIB or Financial, including the payment of principal or interest.

    The specific terms of the Securities in respect of which this Prospectus is being delivered, including (i) in the case of debt securities, the issuer, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Corporation, PIB, Financial or the holder, if any, currency or currencies of denomination and payment, if other than U.S. dollars, the terms, if any, for conversion into other debt securities or preferred stock and any other terms in connection with the offering and sale of the debt securities in respect of which this Prospectus is being delivered, as well as the initial public offering price, and the principal amounts, if any, to be purchased by underwriters and (ii) in the case of preferred stock, the issuer, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, voting and other rights, the terms, if any, for conversion into other preferred stock, the securities exchanges, if any, on which the preferred stock is to be listed, the initial public offering price, and the number of shares, if any, to be purchased by the underwriters, will be as set forth in the accompanying Prospectus Supplement. All or a portion of the debt securities may be issued in permanent global form.

    The Securities may be sold to underwriters for public offering pursuant to terms of offering fixed at the time of sale. In addition, the Securities may be sold by the Corporation, PIB or Financial directly or through dealers or agents designated from time to time, which agents may be affiliates of the Corporation. The Prospectus Supplement will also set forth with respect to the sale of the Securities in respect of which this Prospectus is being delivered the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of such underwriters and the net proceeds to the Corporation.
                             ---------------------

    THE SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION, PIB OR FINANCIAL, AS THE CASE MAY BE, AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SECURITIES OFFICE OF THE OFFICE OF THE COMMISSIONER
     OF FINANCIAL INSTITUTIONS OF THE COMMONWEALTH OF PUERTO RICO OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION, SUCH SECURITIES OFFICE, OR ANY STATE SECURITIES
           COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is September 27, 1995

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Corporation can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all of the information set forth in the Registration Statement which the Corporation has filed with the Commission under the Securities Act of 1933 (the "Act"), to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation hereby incorporates by reference into this Prospectus the following documents filed by the Corporation with the Commission:

          1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, provided, however, that the information referred to in
     Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein.

          2. The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

          3. The Corporation's Current Reports on Form 8-K, dated March 7, 1995 and April 13, 1995 (as amended by the Corporation's Amendment on Form 8-K/A, dated May 16, 1995).

          4. The Corporation's Registration Statement on Form 8-A, dated August 18, 1988, filed pursuant to Section 12(g) of the Exchange Act, pursuant to which the Corporation registered its Series A Participating Cumulative Preferred Stock Purchase Rights.

          5. The Corporation's Registration Statement on Form 8-A, dated June 17, 1994, as amended by the Corporation's Amendment on Form 8-A/A, dated June 21, 1994, filed pursuant to Section 12(g) of the Exchange Act, pursuant to which the Corporation registered its 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A.

     All documents filed by the Corporation subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities and the Guarantees pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus, including any beneficial owner, may obtain without charge, upon oral or written request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Amilcar Jordan, Senior Vice President, BanPonce Corporation, P.O. Box 362708, San Juan, Puerto Rico 00936-2708. Telephone requests may be directed to (809) 765-9800.

                              BANPONCE CORPORATION

     The Corporation is a bank holding company registered under the Bank Holding Company Act of 1956 and incorporated in 1984 under the laws of the Commonwealth of Puerto Rico ("Puerto Rico"). The

Corporation is the largest financial institution in Puerto Rico, with consolidated assets of $14.6 billion, total deposits of $9.6 billion and stockholders' equity of $1.1 billion as of June 30, 1995. Based on both total assets and total deposits at December 31, 1994, the Corporation was the 52nd largest bank holding company in the United States. The Corporation's principal executive offices are located at 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918 and its telephone number is (809) 765-9800.

     The Corporation's principal subsidiary, Banco Popular de Puerto Rico ("Banco Popular" or the "Bank"), was incorporated over 100 years ago in 1893 and is Puerto Rico's largest bank with total assets of $12.3 billion, deposits of $9.1 billion and stockholders' equity of $839.8 million at June 30, 1995. The Bank accounted for 84.1% of the total consolidated assets of the Corporation at June 30, 1995. A consumer-oriented bank, Banco Popular has the largest retail franchise in Puerto Rico, operating 212 branches and 312 automated teller machines. The Bank also has the largest trust operation in Puerto Rico and is a leader in the mortgage banking business. In addition, it operates the largest Hispanic bank branch network in the mainland United States with 30 branches in New York, one branch in Los Angeles and an agency in Chicago. As of June 30, 1995, these branches had a total of approximately $1.4 billion in deposits. The Bank also operates seven branches in the U.S. Virgin Islands and one branch in the British Virgin Islands. Banco Popular has three subsidiaries, Popular Leasing & Rental, Puerto Rico's second largest vehicle leasing and daily rental company, Popular Consumer Services, Inc., a small-loan company with 27 offices in Puerto Rico operating under the name of Best Finance and Popular Mortgage, Inc., a mortgage loan company with three offices in Puerto Rico operating under the name of Puerto Rico Home Mortgage.

     The Corporation has two other principal subsidiaries: Vehicle Equipment Leasing Company, Inc. ("VELCO") and Financial. VELCO is engaged primarily in the finance leasing of passenger vehicles and is the largest leasing company in Puerto Rico. For additional information regarding Financial, see "BanPonce Financial Corp." Also, BP Capital Markets is, effective April 30, 1995, a direct subsidiary of BanPonce Corporation and engages in the business of a securities broker-dealer in Puerto Rico, with institutional brokerage, financial advisory, and investment and security brokerage operations.

                        POPULAR INTERNATIONAL BANK INC.

     Popular International Bank, Inc. ("PIB") is a wholly owned subsidiary of the Corporation organized in 1992 under the laws of the Commonwealth of Puerto Rico and operating as an "international banking entity" under the International Banking Center Regulatory Act of Puerto Rico (the "IBC Act"). PIB owns all of the outstanding capital stock of Financial. Summary consolidated financial statements of PIB are included in the notes to the Corporation's consolidated financial statements.

                            BANPONCE FINANCIAL CORP.

     BanPonce Financial Corp. ("Financial"), a wholly owned subsidiary of PIB and an indirect, wholly owned subsidiary of the Corporation, was organized in 1991 under the laws of the State of Delaware.

     On March 31, 1994, Financial acquired all of the common stock of Pioneer Bancorp, Inc., a corporation organized under the laws of Delaware and headquartered in Chicago, Illinois, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which through its wholly owned subsidiary River Associates Bancorp, Inc., a Delaware corporation, owns and operates Pioneer Bank & Trust Company ("Pioneer"), a bank organized under the laws of the State of Illinois with three branches in that state. The deposits of Pioneer are insured by the Federal Deposit Insurance Corporation (the "FDIC"). On August 31, 1994, Pioneer acquired most of the assets and assumed all of the liabilities of a branch of Banco Popular operating in Chicago. As of December 31, 1994, the assets of Pioneer were $385.4 million and its deposits were $325.8 million. Effective January 16, 1995, Banco Popular converted its branch in Chicago into an agency. See "BanPonce Corporation" above.

     On January 20, 1995, Financial became the direct owner of all the common stock of Banco Popular, FSB, a new federal savings bank which acquired from the Resolution Trust Corporation certain assets and all of the deposits of four New Jersey branches of the former Carteret Federal Savings Bank, a federal savings bank under Resolution Trust Corporation (the "RTC") conservatorship. The deposits of Banco Popular, FSB are insured by the FDIC. As a result of the acquisition of Pioneer and of becoming the owner of all shares of Banco Popular, FSB, Financial and PIB have become registered bank holding companies under the BHC Act and registered savings and loan holding companies under the Home Owners' Loan Act.

     On January 20, 1995, simultaneously with the organization of Banco Popular, FSB, Financial transferred the control of all the issued and outstanding shares of its wholly owned subsidiary Equity One, Inc., a Delaware corporation (formerly Spring Financial Services, Inc.) ("Equity One"), to Banco Popular, FSB, and Equity One became an operating subsidiary of Banco Popular, FSB. Equity One is a diversified consumer finance company engaged in the business of granting personal and mortgage loans and providing dealer financing through 73 offices in 20 states with total assets of $620.5 million as of December 31, 1994. Equity One had initially been acquired by Financial on September 30, 1991, prior to which time Financial had no significant business operations.

     Summary consolidated financial statements of Financial are included in the notes to the Corporation's consolidated financial statements.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                               OF THE CORPORATION

                                                                    QUARTER
                                                                     ENDED         YEAR ENDED DECEMBER 31,
                                                                    JUNE 30,   --------------------------------
                                                                      1995     1994   1993   1992   1991   1990
                                                                    --------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges:
  Excluding Interest on Deposits..................................     2.0     2.6    3.0    2.9    2.1    3.6
  Including Interest on Deposits..................................     1.4     1.5    1.5    1.3    1.2    1.3
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
  Excluding Interest on Deposits..................................     1.9     2.5    3.0    2.9    2.0    3.6
  Including Interest on Deposits..................................     1.3     1.5    1.5    1.3    1.2    1.3

     For purposes of computing these consolidated ratios, earnings represent income (loss) before income taxes, cumulative effect of a change in accounting principles and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

                                USE OF PROCEEDS

     The Corporation intends to use the net proceeds from the sale of the Securities issued by the Corporation for general corporate purposes, including investments in, or extensions of credit to, its existing and future subsidiaries, for the acquisition of other banking and financial institutions and repayment of outstanding borrowings. The Corporation does not at present have any plans to use the proceeds from any offering for a material acquisition or to repay outstanding borrowings. All or a substantial portion of the proceeds from the sale of Securities issued by Financial will be lent by Financial to its direct or indirect subsidiaries, including Equity One, or used by Financial for general corporate purposes. The net proceeds from the sale of Securities by PIB will be lent by PIB to its affiliates or used by PIB for general corporate purposes. The precise amounts and timing of the application of proceeds will depend on various factors existing at the time of offering of the Securities, including the Corporation's subsidiaries' funding requirements and the availability of other funds. Pending such use, the proceeds may be temporarily invested in short-term obligations.

                           CERTAIN REGULATORY MATTERS

GENERAL

     Each of the Corporation, PIB and Financial are bank holding companies subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act. As a bank holding company, the Corporation's, PIB's and Financial's activities and those of their banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and neither the Corporation, PIB or Financial may directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company in the United States, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHC Act from engaging in nonbanking activities, subject to certain exceptions. As a result of the acquisition of Banco Popular, FSB, the Corporation, PIB and Financial are also subject to the regulation and supervision of the Office of Thrift Supervision (the "OTS") as savings and loan holding companies registered under the Home Owners' Loan Act, as amended.

     Banco Popular is considered a foreign bank for purposes of the International Banking Act of 1978 (the "IBA"). Under the IBA and the BHC Act, the Corporation and Banco Popular are not permitted to operate a branch or agency, or acquire more than 5% of any class of the voting shares or substantially all the assets of, or control of, an additional bank or bank holding company that is located outside of their "home state," except that (i) the Corporation may acquire control of a bank in a state if the laws of that state explicitly authorize a bank holding company from such bank holding company's home state to do so and (ii) Banco Popular may continue to operate a "grandfathered" branch or agency and will be permitted to branch interstate as described under "-- Recent Banking Legislation" below. Puerto Rico is not considered a state for purposes of these geographic limitations. Banco Popular has designated the state of New York as its home state. In addition, some states have laws prohibiting or restricting foreign banks from acquiring banks located in such states and treat Puerto Rico's banks and bank holding companies as foreign banks for such purposes.

     Effective January 16, 1995, Banco Popular converted its branch in Chicago into an agency. See "BanPonce Financial Corp." above.

     Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to supervision and examination by applicable federal and state banking agencies including, in the case of Banco Popular, the Federal Reserve Board and the Office of the Commissioner of Financial Institutions of Puerto Rico, in the case of Pioneer Bank, the FDIC and the Illinois Commissioner of Banks and Trust Companies, and in the case of Banco Popular, FSB, the OTS and the FDIC. Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of other investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Banco Popular, Pioneer Bank and Banco Popular, FSB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

HOLDING COMPANY STRUCTURE

     Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to restrictions under federal law that limit the transfer of funds between them and the Corporation, Financial, PIB and the Corporation's other nonbanking subsidiaries, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by Banco Popular, Pioneer Bank or Banco Popular, FSB, respectively, to the Corporation, Financial or PIB, as the case may be, or to any one nonbanking subsidiary, are limited in amount to 10% of the transferring institution's capital stock and surplus and, with respect to the Corporation and all of its nonbanking subsidiaries, to an aggregate of 20% of the transferring institution's capital stock and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     Under Federal Reserve Board policy, a bank holding company, such as the Corporation, PIB or Financial, is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. Banco Popular, Pioneer Bank and Banco Popular, FSB are currently the only subsidiary depository institutions of the Corporation, PIB and Financial.

     Because the Corporation, PIB and Financial are holding companies, their right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of depository institution subsidiaries) except to the extent that the Corporation, PIB or Financial, as the case may be, may itself be a creditor with recognized claims against the subsidiary.

     Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution (which term includes both banks and savings associations), the deposits of which are insured by the FDIC, can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Banco Popular, Pioneer Bank and Banco Popular, FSB are currently the only controlled FDIC-insured depository institutions of the Corporation. In some circumstances (depending upon the amount of the loss or anticipated loss suffered by the FDIC), cross-guarantee liability may result in the ultimate failure or insolvency of one or more insured depository institutions in a holding company structure. Any obligation or liability owed by a subsidiary bank to its parent company is subordinated to the subsidiary bank's cross-guarantee liability with respect to commonly controlled insured depository institutions.

CAPITAL ADEQUACY

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies and member banks, the minimum guidelines for the ratio of qualifying total capital ("Total capital") to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. At least half of the Total capital is to be comprised of common equity, retained earnings, minority interests in unconsolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets discussed below ("Tier 1 capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves ("Tier 2 capital").

     The Federal Reserve Board has adopted regulations that require most intangibles, including core deposit intangibles, to be deducted from Tier 1 Capital. The regulations, however, permit the inclusion of a limited amount of intangibles related to purchased mortgage servicing rights and purchased credit card relationships and include a "grandfather" provision permitting the continued inclusion of certain existing intangibles.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies and member banks. These guidelines provide for a minimum ratio of Tier 1 capital to total assets, less goodwill and certain other intangible assets discussed below (the "leverage ratio") of 3% for bank holding companies and member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and member banks will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

     Under the Federal Reserve Board's requirements, the Corporation's and Banco Popular's capital ratios at June 30, 1995 are set forth below:

                                                                   CORPORATION   BANCO POPULAR
                                                                   -----------   -------------
    Tier 1 capital...............................................     11.58%         10.93%
    Total capital................................................     12.85%         12.20%
    Leverage ratio...............................................      7.07%          6.47%

     Pioneer Bank and Banco Popular, FSB are subject to similar capital requirements adopted by the FDIC and the OTS, respectively.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. See "FDICIA" below.

     Bank regulators have in the past indicated their desire to raise capital requirements applicable to banking organizations beyond current levels. However, management is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels or on what schedule.

FDICIA

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") federal banking regulators must take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The FDICIA and regulations thereunder establish five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution is deemed well capitalized if it maintains a leverage ratio of at least 5%, a risk-based Tier 1 capital ratio of at least 6% and a risk-based Total capital ratio of at least 10% and is not subject to any written agreement or directive to meet a specific capital level. A depository institution is deemed adequately capitalized if it is not well capitalized but maintains a leverage ratio of at least 4% (or at least 3% if given the highest regulatory rating and not experiencing or anticipating significant growth), a risk-based Tier 1 capital ratio of at least 4% and a risk-based Total capital ratio of at least 8%. A depository institution is deemed undercapitalized if it fails to meet the standards for adequately capitalized institutions (unless it is deemed significantly or critically undercapitalized). An institution is deemed significantly undercapitalized if it has a leverage ratio of less than 3%, a risk-based Tier 1 capital ratio of less than 3% or a risk-based Total capital ratio of less than 6%. An institution is deemed critically undercapitalized if it has tangible equity equal to 2% or less of total assets. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories.

     At June 30, 1995, Banco Popular, Banco Popular, FSB and Pioneer Bank were well capitalized. An institution's capital category, as determined by applying the prompt corrective action provisions of law, may not constitute an accurate representation of the overall financial condition or prospects of the Corporation or its banking subsidiaries, and should be considered in conjunction with other available information regarding the Corporation's financial condition and results of operations.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     The capital-based prompt corrective action provisions of the FDICIA and their implementing regulations apply to FDIC insured depository institutions such as the banking subsidiaries of the Corporation, PIB and Financial, but they are not directly applicable to holding companies, such as the Corporation, PIB or Financial which control such institutions. However, federal banking agencies have indicated that, in regulating holding companies, they may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to such provisions and regulations.

RECENT BANKING LEGISLATION

     The recently enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 will permit bank holding companies, with Federal Reserve Board approval, to acquire banks located in states other than the holding company's home state without regard to whether the transaction is prohibited under state law, beginning September 29, 1995. In addition, commencing June 1, 1997, national and state banks with different home states will be permitted to merge across state lines, with approval of the appropriate federal banking agency, unless the home state of a participating bank passes legislation prior to this date expressly prohibiting interstate mergers. States may "opt in" to permit interstate branching by merger prior to June 1, 1997 and to permit de novo interstate branching. A foreign bank, like Banco Popular, may branch interstate by merger or de novo to the same extent as domestic banks in the foreign bank's home state, which, in the case of Banco Popular, is New York.

     Various other legislation, including proposals to overhaul the bank regulatory system, expand bank and bank holding company powers and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. The Corporation, PIB and Financial cannot determine the ultimate effect that such potential legislation, if enacted, or implementing regulations, would have upon their financial condition or results of operations.

DIVIDEND RESTRICTIONS

     The principal source of cash flow for the Corporation is dividends from Banco Popular. Various statutory provisions limit the amount of dividends Banco Popular can pay to the Corporation without regulatory approval. As a member bank subject to the regulation of the Federal Reserve Board, Banco Popular must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve Board, for that year, combined with its retained net profits for the preceding two years. In addition, a member bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans that are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, a member bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand. A member bank may, however, net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that account. At June 30, 1995, Banco Popular could have declared a dividend of approximately $133.1 million without the approval of the Federal Reserve Board. Illinois law contains similar limitations on the amount of dividends that Pioneer Bank can pay. In addition, OTS regulations limit the amount of capital distributions (whether by dividend or otherwise) that any savings association may make without prior OTS approval, based upon the savings association's regulatory capital levels. These limitations are applicable to Banco Popular, FSB. Also, in connection with the acquisition by Banco Popular, FSB, from the RTC of four New Jersey branches of the former Carteret Federal Savings Bank, the RTC provided Banco Popular FSB and Financial interim financial assistance. See "BanPonce Financial Corp." above. Pursuant to the terms of such financing, evidenced by a promissory note (which matures on January 20, 2000 but is prepayable any time before then), Banco Popular may not, among other things, declare or pay any stock dividends on its outstanding capital stock (unless such dividends are used exclusively for payment of principal of or interest on such promissory note) or make any distributions of its assets until payment in full of such promissory note.

     The payment of dividends by Banco Popular, Pioneer Bank or Banco Popular, FSB, may also be affected by other regulatory requirements and policies, such as the maintenance of adequate capital. If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice (that, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such depository institution cease and desist from such practice. The Federal Reserve Board has issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. In addition, all insured depository institutions are subject to the capital-based limitations required by the FDICIA. See "FDICIA."

     See "Certain Regulatory Matters -- Puerto Rico Regulation" for a description of certain restrictions on Banco Popular's ability to pay dividends under Puerto Rico law.

FDIC INSURANCE ASSESSMENTS

     Banco Popular, Pioneer Bank and Banco Popular, FSB are subject to FDIC deposit insurance assessments.

     Pursuant to FDICIA, the FDIC has adopted a risk-based assessment system, under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. An institution's risk category is based partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of the following "supervisory subgroups": "A," "B" or "C". Group "A" institutions are financially sound institutions with only a few minor weaknesses; group "B" institutions are institutions that demonstrate weaknesses that, if not corrected, could result in significant deterioration; and group "C" institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     On August 8, 1995, the FDIC amended its regulations on insurance assessments to establish a new assessment rate schedule of 4 to 31 basis points in replacement of the existing schedule of 23 to 31 basis points for institutions whose deposits are subject to assessment by the Bank Insurance Fund ("BIF"). The FDIC has maintained the current assessment rate schedule of 23 to 31 basis points for institutions whose deposits are subject to assessment by the Savings Association Insurance Fund ("SAIF"). The new BIF schedule will become effective on the first day of the month after the month in which the BIF reaches its "designated reserve ratio" of 1.25%, which the FDIC has estimated occurred sometime in the second quarter of 1995. Assessments collected at the previous assessment schedule that exceed the amount due under the new schedule will be refunded, with interest, from the effective date of the new schedule. As of June 30, 1995, the Corporation had a BIF deposit assessment base of approximately $9.0 billion and a SAIF deposit assessment base of approximately $180 million. Various legislative proposals regarding the future of the BIF and the SAIF have been reported recently. Several of these proposals include a one-time special assessment for SAIF deposits and a subsequent comparable and reduced level of annual premiums for SAIF and BIF deposits. The Corporation does not know when and if any such proposal or any other related proposal may be adopted.

BROKERED DEPOSITS

     FDIC regulations adopted under FDICIA govern the receipt of brokered deposits. Under these regulations, a bank cannot accept, rollover or renew brokered deposits (which term is defined also to include any deposit with an interest rate more than 75 basis points above prevailing rates) unless (i) it is well capitalized, or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that is adequately capitalized may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. The Corporation does not believe the brokered deposits regulation has had or will have a material effect on the funding or liquidity of Banco Popular, Pioneer Bank or Banco Popular, FSB.

PUERTO RICO REGULATION

  General

     As a commercial bank organized under the laws of the Commonwealth, Banco Popular is subject to supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of the Commonwealth (the "Office of the Commissioner"), pursuant to the Puerto Rico Banking Act of 1933, as amended (the "Banking Law").

     Section 27 of the Banking Law requires that at least ten percent (10%) of the yearly net income of the Bank be credited annually to a reserve fund. This apportionment shall be done every year until the reserve fund shall be equal to ten percent (10%) of the total deposits or the total paid-in capital, whichever is greater. At the end of its most recent fiscal year, Banco Popular had an adequate reserve fund established.

     Section 27 of the Banking Law also provides that when the expenditures of a bank are greater than the receipts, the excess of the former over the latter shall be charged against the undistributed profits of the bank, and the balance, if any, shall be charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount shall be charged against the capital account and no dividend shall be declared until said capital has been restored to its original amount and the reserve fund to 20% of the original capital.

     Section 16 of the Banking Law requires every bank to maintain a legal reserve which shall not be less than 20% of its demand liabilities, except government deposits (federal, state and municipal) which are secured by actual collateral. However, if a bank becomes a member of the Federal Reserve System, the 20% legal reserve shall not be effective and the reserve requirements demanded by the Federal Reserve System shall be applicable. However, pursuant to an order of the Federal Reserve Board dated November 24, 1982, the Bank has been exempted from such reserve requirements with respect to deposits payable in Puerto Rico. As to those deposits, the Section 16 reserve requirements are applicable.

     Section 17 of the Banking Law permits the Bank to make loans to any one person, firm, partnership or corporation, up to an aggregate amount of fifteen percent (15%) of the paid-in capital and reserve fund of the Bank. As of June 30, 1995, the legal lending limit for the Bank under this provision was approximately $85 million. If such loans are secured by collateral worth at least twenty-five percent (25%) more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of the Bank, plus its reserve fund. There are no restrictions under Section 17 on the amount of loans that are wholly secured by bonds, securities and other evidences of indebtedness of the Government of the United States or the Commonwealth, or by current debt bonds, not in default, of municipalities or instrumentalities of the Commonwealth.

     Section 14 of the Banking Law authorizes the Bank to conduct certain financial and related activities directly or through subsidiaries, including finance leasing of personal property, making and servicing mortgage loans and operating a small-loan company. The Bank engages in these activities through its wholly owned subsidiaries, Popular Leasing & Rental, Inc., Popular Mortgage, Inc., and Popular Consumer Services, Inc., respectively, all of which are organized and operate in Puerto Rico.

     The Finance Board, which is a part of the Office of the Commissioner, but also includes as its members the Secretary of the Treasury, the Secretary of Commerce, the Secretary of Consumer Affairs, the President of the Planning Board, and the President of the Government Development Bank for Puerto Rico, has the authority to regulate the maximum interest rates and finance charges that may be charged on loans to individuals and unincorporated businesses in the Commonwealth. The current regulations of the Finance Board provide that the applicable interest rate on loans to individuals and unincorporated businesses (including real estate development loans but excluding certain other personal and commercial loans secured by mortgages on real estate properties) is to be determined by free competition. The Finance Board also has authority to regulate the maximum finance charges on retail installment sales contracts, which are currently set at 21%, and for credit card purchases, which are currently set at 26%. There is no maximum rate set for installment sales contracts involving motor vehicles, commercial, agricultural and industrial equipment, commercial electric appliances and insurance premiums.

  IBC Act

     Under the IBC Act, without the prior approval of the Office of the Commissioner, PIB may not amend its articles of incorporation or issue additional shares of capital stock or other securities convertible into additional shares of capital stock unless such shares are issued directly to the shareholders of PIB previously identified in the application to organize the international banking entity, in which case notification to the Office of the Commissioner must be given within ten business days following the date of the issue. Pursuant to the IBC Act, without the prior approval of the Office of the Commissioner, PIB may not initiate the sale, encumbrance, assignment, merger or other transfer of shares if by such transaction a person or persons acting in concert could acquire direct or indirect control of 10% or more of any class of the Company's stock. Such authorization must be requested at least 30 days prior to the transaction.

     PIB must submit to the Office of the Commissioner a report of its condition and results of operation on a monthly basis and its annual audited financial statement at the close of its fiscal year. Under the IBC Act, PIB may not deal with "domestic persons" as such term is defined in the IBC Act. Also, it may only engage in those activities authorized in the IBC Act, the regulations adopted thereunder and its license.

     The IBC Act empowers the Office of the Commissioner to revoke or suspend, after a hearing, the license of an international banking entity if, among other things, it fails to comply with the IBC Act, regulations issued by the Office of the Commissioner or the terms of its license, or if the Office of the Commissioner finds that the business of the international banking entity is conducted in a manner not consistent with the public interest.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     The Corporation's senior debt securities (the "Senior Debt Securities"), may be issued from time to time in one or more series under an Indenture, dated as of February 15, 1995 (the "Senior Indenture") between the Corporation and The First National Bank of Chicago (the successor trustee to Citibank, N.A.), as trustee (the "Senior Trustee"). The Corporation's subordinated debt securities (the "Subordinated Debt Securities") may be issued from time to time in one or more series under an Indenture (the "Subordinated Indenture") between the Corporation and the trustee named in the applicable Prospectus Supplement, as trustee (the "Subordinated Trustee").

     PIB's senior debt securities (the "PIB Senior Debt Securities") may be issued from time to time in one or more series under an Indenture (the "PIB Senior Indenture") among the Corporation, PIB and the trustee named in the applicable Prospectus Supplement, as trustee (the "PIB Senior Trustee"). PIB's subordinated debt securities ("PIB Subordinated Debt Securities") may be issued from time to time in one or more series under an Indenture (the "PIB Subordinated Indenture") among the Corporation, PIB and the trustee named in the applicable Prospectus Supplement, as trustee (the "PIB Subordinated Trustee"). Financial's senior debt securities (the "Financial Senior Debt Securities") may be issued from time to time in one or more series under an Indenture, dated as of October 1, 1991, as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 1995 (collectively, the "Financial Senior Indenture"), among the

Corporation, Financial and The First National Bank of Chicago (the successor trustee to Citibank N.A.), as trustee (the "Financial Senior Trustee"). Financial's subordinated debt securities (the "Financial Subordinated Debt Securities") may be issued from time to time in one or more series under an Indenture (the "Financial Subordinated Indenture") among the Corporation, Financial and the trustee named in the applicable Prospectus Supplement, as trustee (the "Financial Subordinated Trustee"). The Senior Debt Securities, the Subordinated Debt Securities, the PIB Senior Debt Securities, the PIB Subordinated Debt Securities, the Financial Senior Debt Securities and the Financial Subordinated Debt Securities are sometimes referred to collectively as the "Debt Securities." The Senior Indenture, the Subordinated Indenture, the PIB Senior Indenture, the PIB Subordinated Indenture, the Financial Senior Indenture and the Financial Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee, the Subordinated Trustee, the PIB Senior Trustee, the PIB Subordinated Trustee, the Financial Senior Trustee and the Financial Subordinated Trustee are sometimes referred to collectively as the "Trustees." The statements under this caption are brief summaries of material provisions contained in the Indentures and are qualified in their entirety by reference to the Indentures, including the definition therein of certain terms, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

     Each Indenture provides for the issuance of debt securities in one or more series, and does not limit the principal amount of debt securities which may be issued thereunder.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered hereby: (1) the specific title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities, Subordinated Debt Securities, PIB Senior Debt Securities, PIB Subordinated Debt Securities, Financial Senior Debt Securities or Financial Subordinated Debt Securities; (3) the aggregate principal amount of the Debt Securities; (4) the percentage of their principal amount at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum or the method for determining such rate or rates, if any, at which the Debt Securities will bear interest; (7) the times, if any, at which any such interest will be payable; (8) any provisions relating to optional or mandatory redemption of the Debt Securities; (9) the denominations in which the Debt Securities are authorized to be issued; (10) the extent to which Debt Securities will be issuable in global form and, if so, the identity of the Depositary for such global Debt Securities;
(11) the currency or units of two or more currencies in which the Debt Securities are denominated, if other than United States dollars, and the currency in which interest is payable if other than the currency in which the Debt Securities are denominated; (12) the place or places at which the Corporation, PIB or Financial will make payments of principal (and premium, if any) and interest, if any, and the method of such payment; (13) the Person to whom any Debt Security of such series will be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (14) whether the Debt Securities may be issued as Original Issue Discount Securities; (15) whether the amount of payment of principal of or any premium or interest on any Debt Security may be determined with reference to an index, formula or other method and the manner in which such amount shall be determined; (16) any additional covenants and Events of Default and the remedies with respect thereto not currently set forth in the respective Indenture; and
(17) any other specific terms of Debt Securities.

     One or more series of the Debt Securities may be issued as Discount Securities. A "Discount Security" is a debt security, including any zero-coupon security, which is issued at a price lower than the amount payable at the Stated Maturity thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms thereof shall become due and payable.

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities will not afford holders of the Debt Securities protection in the event of a sudden decline in credit rating that might result from a recapitalization, restructuring, or other highly leveraged transaction.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Debt Securities of a series may be issuable in certificated or global form. Debt Securities in certificated form may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Corporation, PIB or Financial, as the case may be, for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the relevant Indenture. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the Person making the request. The Security Registrar with respect to the Debt Securities will be designated in the applicable Prospectus Supplement. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Corporation, PIB or Financial with respect to any series of Debt Securities, the Corporation, PIB or Financial, as the case may be, may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Corporation, PIB or Financial, as the case may be, will be required to maintain a transfer agent in each Place of Payment for such series. The Corporation, PIB or Financial, as the case may be, may at any time designate additional transfer agents with respect to any series of Debt Securities.

     In the event of any redemption in part, the Corporation, PIB or Financial, as the case may be, shall not be required to (i) issue, register the transfer of or exchange any Debt Security during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Debt Securities of like tenor and of the series of which such Debt Security is a part and ending at the close of business on the day of such mailing and (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium (if any) on any Debt Security will be made only against surrender to the Paying Agent of such Debt Security. Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Corporation, PIB or Financial, as the case may be, may designate from time to time, except that at the option of the Corporation, PIB or Financial, as the case may be, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to such Debt Securities. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or Predecessor Debt Security) is registered at the close of business on the Regular Record Date for such interest.

     The Paying Agent for payments with respect to Debt Securities of each series will be specified in the applicable Prospectus Supplement. The Corporation, PIB or Financial, as the case may be, may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Corporation, PIB or Financial, as the case may be, will be required to maintain a Paying Agent in each Place of Payment for each series of Debt Securities.

     All moneys paid by the Corporation, PIB or Financial, as the case may be, to a Paying Agent for the payment of the principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Corporation, PIB or Financial, as the case may be, and the Holder of such Debt Security will thereafter look only to the Corporation, PIB or Financial, as the case may be, for payment thereof.

CERTAIN COVENANTS

     Each of the Senior Indenture, the PIB Senior Indenture and the Financial Senior Indenture provides that the Corporation, subject to the provisions described under "Consolidation, Merger, Sale or Conveyance," will not sell, assign, transfer, or otherwise dispose of, or permit Banco Popular to issue, sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into or options to subscribe for, Voting Stock of Banco Popular unless Banco Popular remains a Controlled Subsidiary (as defined below) of the Corporation, and will not permit Banco Popular to merge or consolidate or convey, transfer, lease or sell its properties substantially as an entirety, unless the surviving corporation or transferee, as the case may be, is a Controlled Subsidiary of the Corporation. There is no similar restriction in the Subordinated Indenture, the PIB Subordinated Indenture or the Financial Subordinated Indenture.

     Each of the Senior Indenture, the PIB Senior Indenture and the Financial Senior Indenture also provides that the Corporation will not, and it will not permit any Material Banking Subsidiary (as defined below) at any time directly or indirectly to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance on the Voting Stock of any Material Banking Subsidiary without making effective provision whereby the Debt Securities and the Guarantees (and, if the Corporation so elects, any other indebtedness ranking on a parity with the Debt Securities and the Guarantees) shall be secured equally and ratably with such secured indebtedness so long as such other indebtedness shall be so secured; provided, however, that the foregoing covenant shall not be applicable to liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $10,000,000 in amount, liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involve claims of less than $10,000,000, or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds. There is no similar restriction in the Subordinated Indenture, the PIB Subordinated Indenture or the Financial Subordinated Indenture.

     For the purpose of the foregoing provisions, "Material Banking Subsidiary" means any Controlled Subsidiary chartered as a banking corporation under federal, state or Puerto Rican law that is a significant subsidiary of the Corporation as defined in Rule 1-02 of Regulation S-X of the Rules and Regulations of the Commission. "Controlled Subsidiary" means any corporation more than 80% of the outstanding Voting Stock of which is owned by the Corporation. As of the date of this Prospectus, Banco Popular is the only "Material Banking Subsidiary" of the Corporation.

REDEMPTION

  General

     If the Debt Securities of a series provide for mandatory redemption by the Corporation, PIB or Financial, as the case may be, or redemption at the election of the Corporation, PIB or Financial, as the case may be, unless otherwise provided in the applicable Prospectus Supplement, such redemption shall be on not less than 30 nor more than 60 days' notice and, in the event of redemption of Debt Securities of a series of like tenor in part, the Debt Securities to be redeemed will be selected by the Trustee in such usual manner as it shall deem fair and appropriate. Notice of such redemption will be mailed to Holders of Debt Securities of such series to their last addresses as they appear on the register of the Debt Securities of such series.

  For Taxation

     Should the Corporation or PIB, on the occasion of the next payment in respect of any series of the Debt Securities, be obliged to pay any Additional Amounts as are referenced in "Taxation by the Commonwealth of Puerto Rico" below, due to a change in law, regulation or interpretation, the Corporation, PIB or Financial, as the case may be, may, at its option, on the giving of not less than 30 nor more than 60 days' notice to the Holders of the Debt Securities of each series, redeem such series of the Debt Securities as a whole at a redemption price of 100% of the principal amount thereof with the accrued interest to the date fixed for redemption or such other redemption price as set forth in the applicable Prospectus Supplement.

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such Debt Securities. Unless and until it is exchangeable in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement, if any, with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Corporation, PIB and Financial anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("Participant") or persons that may hold interests through Participants. Such accounts shall be designated by the underwriters or agents with respect to the Debt Securities underwritten or solicited by them or by the Corporation, PIB or Financial in the case of Debt Securities offered and sold directly by the Corporation, PIB or Financial, as the case may be. The Corporation, PIB or Financial, as the case may be, will obtain confirmation from the Depositary that upon the issuance of a Global Security the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Debt Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indentures. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a Holder under the applicable Indenture. The Corporation, PIB and Financial understand that under existing industry practices, in the event that the Corporation, PIB or Financial, as the case may be, requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action that a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of, and premium and interest, if any, on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Corporation, PIB, Financial, the Trustee, any Paying Agent or any other agent of the Corporation, PIB, Financial or the Trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Corporation, PIB or Financial, as the case may be, will obtain confirmation from the Depositary that upon receipt of any payment of principal of, or premium or interest on, a Global Security, the Depositary will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street names."

     If the Depositary for any Debt Securities represented by a Global Security notifies the Corporation, PIB or Financial, as the case may be, that it is unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Corporation, PIB or Financial, as the case may be, then within ninety days after receiving such notice or becoming aware that Depositary is no longer so registered, the Corporation, PIB or Financial, as the case may be, will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, if an event of default, or an event which with notice or the lapse of time or both would become an event of default, with respect to the Debt Securities of a series has occurred and is continuing or either the Corporation, PIB or Financial, as the case may be, at any time and in its sole discretion determines not to have the Debt Securities represented by one or more Global Securities, the Corporation, PIB or Financial, as the case may be, will issue Debt Securities in definitive form in exchange for all of the Global Securities representing such Debt Securities.

TAXATION BY THE COMMONWEALTH OF PUERTO RICO

     All payments of, or in respect of, principal of, and any premium or interest on, the Debt Securities and all payments pursuant to the Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Puerto Rico or by or with any district, municipality or other political subdivision thereof or authority therein having power to tax unless such taxes, duties, assessments or governmental charges are required by law to be withheld or deducted.

     In the event that the Corporation or PIB is required by law to deduct or withhold any amounts in respect of taxes, duties, assessments or governmental charges, the Corporation or PIB, as the case may be, will pay such additional amounts of, or in respect of, principal, premium and interest as will result (after deduction of the said taxes, duties, assessments or governmental charges) in the payment to the Holders of the Debt Securities, of the amounts which would otherwise have been payable in respect to the Debt Securities in the absence of such deduction or withholding ("Additional Amounts"), except that no such Additional Amounts shall be payable:

          (i) to any Holder of a Debt Security or any interest therein or rights in respect thereof where such deduction or withholding is required by reason of such Holder having some connection with Puerto Rico or any political subdivision or taxing authority thereof or therein other than the mere holding of and payment in respect of such Debt Security;

          (ii) in respect of any deduction or withholding that would not have been required but for the presentation by the Holder of a Debt Security for payment on a date more than 30 days after Maturity or the date on which payment thereof is duly provided for, whichever occurs later; or

          (iii) in respect of any deduction or withholding that would not have been required but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Puerto Rico, or any political subdivision or taxing authority thereof or therein, of the Holder of a Debt Security or any interest therein or rights in respect thereof, if compliance is required by Puerto Rico, or any political subdivision or taxing authority thereof or therein, as a precondition to exemption from such deduction or withholding.

GOVERNING LAW

     The Indentures, the Debt Securities and the Guarantees of the Debt Securities of PIB and Financial will be governed by, and construed in accordance with, the laws of the State of New York.

               TERMS APPLICABLE TO THE SENIOR DEBT SECURITIES OR
                          SUBORDINATED DEBT SECURITIES

MODIFICATION OF THE SENIOR AND SUBORDINATED INDENTURES

     The Senior and Subordinated Indentures contain provisions permitting the Corporation and the respective Trustees, with the consent of Holders of not less than a majority in principal amount of the Senior Debt Securities or Subordinated Debt Securities which are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the Holders of the Senior Debt Securities or Subordinated Debt Securities issued under such Indenture; provided that no such modification may, without the consent of the Holder of each Outstanding Senior Debt Security or Subordinated Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Senior Debt Security or Subordinated Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any Senior Debt Security or Subordinated Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place or coin or currency of payment of principal of, or premium or interest, if any, on, any Senior Debt Security or Subordinated Debt Security,
(e) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Debt Security or Subordinated Debt Security, (f) reduce the percentage in principal amount of Outstanding Senior Debt Securities or Subordinated Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify (with certain exceptions) any provision of the Indenture which requires the consent of the Holder of each Outstanding Senior Debt Security or Subordinated Debt Security affected thereby or (h) with respect to the Subordinated Indenture, modify the subordination provisions in a manner adverse to Holders of Outstanding Subordinated Debt Securities.

SUBORDINATION

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions shall apply to the Subordinated Debt Securities.

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Corporation. In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below) of the Corporation. As of June 30, 1995, $1,031 million aggregate principal amount of Senior Indebtedness and no Other Financial Obligations of the Corporation were outstanding. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Corporation, the holders of all Senior Indebtedness of the Corporation will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities. If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of the Corporation, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Subordinated Indenture, "Corporation Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations of the Corporation has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations of the Corporation, then such Corporation Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations of the Corporation before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness of the Corporation will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities. Accordingly, in case of such an acceleration, all Senior Indebtedness of the Corporation would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness of the Corporation, or an event of default with respect to any Senior Indebtedness of the Corporation permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     By reason of such subordination, in the event of the insolvency of the Corporation, creditors of the Corporation who are not holders of Senior Indebtedness of the Corporation or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness of the Corporation and may recover more, ratably, than Holders of the Subordinated Debt Securities.

     "Senior Indebtedness" of the Corporation is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation) other than the Subordinated Debt Securities, whether outstanding on the date of the Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Corporation for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Corporation for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Corporation under generally accepted accounting principles.

     "Other Financial Obligations" of the Corporation is defined in the Subordinated Indenture to mean all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness of the Corporation and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities.

EVENTS OF DEFAULT

  Senior Indenture

     An Event of Default with respect to Senior Debt Securities of any series is defined in the Senior Indenture as being: default for 30 days in payment of any interest on Senior Debt Securities of such series; default in payment of principal of, or premium, if any, on any Senior Debt Securities of such series; default in deposit of any mandatory sinking fund payment required by the Senior Debt Securities of such series; default for 60 days after notice, in performance or breach of any other covenant or warranty in the Senior Indenture (except for a covenant expressly relating to a series of Senior Debt Securities other than that series of Senior Debt Securities) or in the Senior Debt Securities of such series; acceleration of the Senior Debt Securities of any other series or any other indebtedness for borrowed money of the Corporation or any Material Banking Subsidiary, in each case exceeding $10,000,000 in an aggregate principal amount, as a result of a default under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled within 30 days after written notice as provided in the Indenture, provided that if such default is remedied or cured by the Corporation or any Material Banking Subsidiary or waived by holders of such indebtedness, the Event of Default by reason thereof shall be deemed to have been thereupon remedied, cured or waived; certain events of bankruptcy, insolvency or reorganization with respect to the Corporation or any Material Banking Subsidiary; or any other Event of Default specified in the applicable Prospectus Supplement. In case an Event of Default with respect to Senior Debt Securities of any series shall occur and be continuing, the Senior Trustee or the Holders of not less than 25% in principal amount of the Senior Debt Securities of such series then outstanding may declare the principal of all such Senior Debt Securities of such series to be due and payable. The Corporation is required to furnish to the Senior Trustee annually a statement as to the performance by the Corporation of its obligations under the Senior Indenture and as to any default in such performance. Under certain circumstances any declaration of acceleration with respect to Senior Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Senior Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Senior Debt Securities of such series then outstanding. The Senior Indenture provides that the Senior Trustee may withhold notice to the Holders of Senior Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Senior Debt Securities of such series) if such Senior Trustee considers it in the interest of Holders of such series of Senior Debt Securities to do so.

  Subordinated Indenture

     An Event of Default with respect to the Subordinated Debt Securities of any series is defined in the Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation. If an Event of Default with respect to Subordinated Debt Securities of any series shall have occurred and be continuing, either the Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Subordinated Debt Securities of such series then outstanding may declare the principal of the Subordinated Debt Securities of such series to be due and payable immediately. The Corporation is required to furnish to the Subordinated Trustee annually a statement as to the performance by the Corporation of its obligations under the Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Subordinated Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Subordinated Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Subordinated Debt Securities of such series then outstanding. The Subordinated Indenture provides that the Subordinated Trustee may withhold notice to the Holders of the Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Subordinated Debt Securities of such series) if the Subordinated Trustee considers it in the interest of the Holders of such series of Subordinated Debt Securities to do so.

     The Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Debt Securities of the particular series or in the Subordinated Indenture.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Corporation has covenanted in the Senior and Subordinated Indentures that it will not merge or consolidate with any other corporation or sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation unless the Corporation is the continuing corporation or the successor corporation expressly assumes the obligations under any outstanding Senior Debt Securities and Subordinated Debt Securities and the respective Senior and Subordinated Indentures and the Corporation or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indenture. The Indentures do not contain any other covenant which restricts the Corporation's ability to merge or consolidate with any other corporation, sell, convey, transfer or lease all or substantially all of its assets to any persons, firm or corporation or otherwise engage in restructuring transactions.

     TERMS APPLICABLE TO THE FINANCIAL SENIOR DEBT SECURITIES OR FINANCIAL
                          SUBORDINATED DEBT SECURITIES

MODIFICATION OF THE FINANCIAL SENIOR AND FINANCIAL SUBORDINATED INDENTURES

     The Financial Senior and Financial Subordinated Indentures contain provisions permitting the Corporation, Financial and the respective Financial Trustees, with the consent of Holders of not less than a majority in principal amount of the Financial Senior Debt Securities or Financial Subordinated Debt Securities that are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the Holders of the Financial Senior Debt Securities or Financial Subordinated Debt Securities issued under such Indenture, provided that no such modification may, without the consent of the Holder of each Outstanding Financial Senior Debt Security or Financial Subordinated Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Financial Senior Debt Security or Financial Subordinated Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any Financial Senior Debt Security or Financial Subordinated Debt Security, (c) reduce the amount of principal of an Original Issue Discount Financial Senior Debt Security or Financial Subordinated Debt Security payable upon acceleration of the maturity thereof, (d) change the place or coin or currency of payment of principal of, or premium or interest, if any, on, any Financial Senior Debt Security or Financial Subordinated Debt Security,
(e) impair the right to institute suit for the enforcement of any payment on or with respect to any Financial Senior Debt Security or Financial Subordinated Debt Security, (f) modify or affect in any manner adverse to Holders the terms and conditions of the obligations of the Guarantor in respect of the due and punctual payment of principal or any premium and interest, sinking fund payment or Additional Amounts in respect of the Financial Senior Debt Securities or Financial Subordinated Debt Securities, (g) reduce the percentage in principal amount of Outstanding Financial Senior Debt Securities or Financial Subordinated Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) modify (with certain exceptions) any provision of the Indenture that requires the consent of the Holder of each Outstanding Financial Senior Debt Security or Financial Subordinated Debt Security affected thereby or (i) with respect to the Financial Subordinated Indenture, modify the subordination provisions in a manner adverse to Holders of Outstanding Financial Subordinated Debt Securities.

SUBORDINATION

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions shall apply to the Financial Subordinated Debt Securities and the guarantee of them by the Corporation.

     The payment of the principal of, premium, if any, and interest on the Financial Subordinated Debt Securities and the Corporation's Guarantees thereof (the "Financial Subordinated Guarantees") will, to the extent set forth in the Financial Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of Financial or the Corporation, as the case may be. In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the Financial Subordinated Debt Securities and any payments with respect to the Financial Subordinated Guarantees will, to the extent set forth in the Financial Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below) of Financial or the Corporation, as the case may be. As of June 30, 1995, $564.2 million aggregate principal amount of Senior Indebtedness and no Other Financial Obligations of Financial were outstanding. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of Financial or the Corporation, the holders of all Senior Indebtedness thereof will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the

Financial Subordinated Debt Securities or the Financial Subordinated Guarantees will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees, as the case may be. If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of Financial and the Corporation, any amounts of cash, property or securities available for payment or distribution in respect of Financial Subordinated Debt Securities or the Financial Subordinated Guarantees (as defined in the Financial Subordinated Indenture, "Financial Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations of Financial or the Corporation has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations of Financial or the Corporation, then such Financial Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations of Financial or the Corporation, as the case may be, before any payment or distribution may be made in respect of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees. In the event of the acceleration of the maturity of any Financial Subordinated Debt Securities, the holders of all Senior Indebtedness of Financial or the Corporation, as the case may be, will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees will be entitled to receive any payment of the principal of, premium, if any, or interest on the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees, as the case may be. Accordingly, in case of such an acceleration, all Senior Indebtedness of Financial or the Corporation would have to be repaid before any payment could be made in respect of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness of Financial or the Corporation, an event of default with respect to any Senior Indebtedness of Financial or the Corporation permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     By reason of such subordination, in the event of the insolvency of Financial or the Corporation, creditors of Financial or the Corporation who are not holders of Senior Indebtedness, the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees may recover less, ratably, than holders of Senior Indebtedness of Financial or the Corporation, as the case may be, and may recover more, ratably, than Holders of the Financial Subordinated Debt Securities or the Financial Subordinated Guarantees.

     "Senior Indebtedness" of Financial is defined in the Financial Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of Financial for money borrowed (including indebtedness of others guaranteed by Financial) other than the Financial Subordinated Debt Securities, whether outstanding on the date of the Financial Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Financial Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as
(i) any obligation of, or any obligation guaranteed by, Financial for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, Financial for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, Financial for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of Financial under generally accepted accounting principles.

     "Other Financial Obligations" of Financial is defined in the Financial Subordinated Indenture to mean all obligations of Financial to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agree-ments, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness of Financial and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Financial Subordinated Debt Securities.

     "Senior Indebtedness" of the Corporation is defined in the Financial Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation other than the Financial Subordinated Guarantees), whether outstanding on the date of the Financial Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Financial Subordinated Guarantees. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Corporation for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, the Corporation for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Corporation under generally accepted accounting principles.

     "Other Financial Obligations" of the Corporation is defined in the Financial Subordinated Indenture to mean all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Financial Subordinated Guarantees.

EVENTS OF DEFAULT

  Financial Senior Indenture

     An Event of Default with respect to Financial Senior Debt Securities of any series is defined in the Financial Senior Indenture as being: default for 30 days in payment of any interest on Financial Senior Debt Securities of such series; default in payment of principal of (or premium, if any) on any Financial Senior Debt Securities of such series; default in deposit of any mandatory sinking fund payment required by the Financial Senior Debt Securities of such series; default for 60 days, after notice, in performance or breach of any other covenant or warranty in the Financial Senior Indenture (except for a covenant expressly relating to a series of Financial Senior Debt Securities other than that series of Financial Senior Debt Securities) or in the Financial Senior Debt Securities of such series; acceleration of the Financial Senior Debt Securities of any other series or any other indebtedness for borrowed money of the Corporation, Financial or any Material Banking Subsidiary, in each case exceeding $10,000,000 in an aggregate principal amount, as a result of a default under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled within 30 days after written notice as provided in the Indenture, provided that if such default is remedied or cured by the Corporation, Financial or any Material Banking Subsidiary or waived by the holders of such indebtedness, the Event of Default by reason thereof shall be deemed to have been thereupon remedied, cured or waived; certain events of bankruptcy, insolvency or reorganization of the Corporation, any Material Banking Subsidiary or Financial; or any other Event of Default specified in the applicable Prospectus Supplement. In case an Event of Default with respect to Financial Senior Debt Securities of any series shall occur and be continuing, the Financial Senior Trustee or the Holders of not less than 25% in principal amount of the Financial Senior Debt Securities of such series then outstanding may declare the principal of all the Financial Senior Debt Securities of such series to be due and payable. The Corporation and Financial are required to furnish to the Financial Senior Trustee annually a statement or statements as to the performance by the Corporation and Financial of their respective obligations under the Financial Senior Indenture of such series and as to any default in such performance. Under certain circumstances any declaration of acceleration with respect to Financial Senior Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Financial Senior Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Financial Senior Debt Securities of such series then outstanding. The Financial Senior Indenture provides that the Financial Senior Trustee may withhold notice to the Holders of Financial Senior Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Financial Senior Debt Securities of such series) if such Financial Senior Trustee considers it in the interest of Holders of such series of Financial Senior Debt Securities to do so.

  Financial Subordinated Indenture

     An Event of Default with respect to the Financial Subordinated Debt Securities of any series is defined in the Financial Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation or Financial. If an Event of Default with respect to Financial Subordinated Debt Securities of any series shall have occurred and be continuing, either the Financial Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the Financial Subordinated Debt Securities of such series then outstanding may declare the principal of the Financial Subordinated Debt Securities of such series to be due and payable immediately. The Corporation and Financial are required to furnish to the Financial Subordinated Trustee annually a statement as to the performance by the Corporation and Financial of their respective obligations under the Financial Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Financial Subordinated Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the Financial Subordinated Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the Financial Subordinated Debt Securities of such series then outstanding. The Financial Subordinated Indenture provides that the Financial Subordinated Trustee may withhold notice to the Holders of the Financial Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any Financial Subordinated Debt Securities of such series) if the Financial Subordinated Trustee considers it in the interest of the Holders of such series of Financial Subordinated Debt Securities to do so.

     The Financial Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of Financial Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Financial Subordinated Debt Securities of the particular series, in the Financial Subordinated Indenture or in the Financial Subordinated Guarantees.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Each of the Corporation and Financial has covenanted in the Financial Senior and Financial Subordinated Indentures that it will not merge or consolidate with any other corporation or sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation unless the Corporation or Financial, as the case may be, is the continuing corporation or the successor corporation expressly assumes the obligations under any outstanding Financial Senior Debt Securities and Financial Subordinated Debt Securities and the Financial Subordinated Guarantees and the respective Financial Senior and Financial Subordinated Indentures and the Corporation or Financial, as the case may be, or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indenture. The Indentures do not contain any other covenant that restricts the Corporation's or Financial's ability to merge or consolidate with any other corporation, sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

GUARANTEE

  Financial Senior Debt Securities

     The Corporation will guarantee the punctual payment of the principal of, premium, if any, and interest on the Financial Senior Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each Financial Senior Debt Security. Holders of the Financial Senior Debt Securities may proceed directly against the Corporation in the event of default under the Financial Senior Debt Securities without first proceeding against Financial. The Guarantees will rank pari passu with all other unsecured and unsubordinated obligations of the Corporation.

  Financial Subordinated Debt Securities

     The Corporation will guarantee, on a subordinated basis, the punctual payment of the principal of, premium, if any, and interest on the Financial Subordinated Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each Financial Subordinated Debt Security. Holders of the Financial Subordinated Debt Securities may proceed directly against the Corporation in the event of default under the Financial Subordinated Debt Securities without first proceeding against Financial. The Financial Subordinated Guarantees will rank pari passu with all other unsecured and subordinated obligations of the Corporation. See "Subordination."

               TERMS APPLICABLE TO THE PIB SENIOR DEBT SECURITIES
                      OR PIB SUBORDINATED DEBT SECURITIES

MODIFICATION OF THE PIB SENIOR AND PIB SUBORDINATED INDENTURES

     The PIB Senior and PIB Subordinated Indentures contain provisions permitting the Corporation, PIB and the respective PIB Trustees, with the consent of Holders of not less than a majority in principal amount of the PIB Senior Debt Securities or PIB Subordinated Debt Securities that are affected by the modification, to modify the particular Indenture or any supplemental indenture or the rights of the Holders of the PIB Senior Debt Securities or PIB Subordinated Debt Securities issued under such Indenture; provided that no such modification may, without the consent of the Holder of each outstanding PIB Senior Debt Security or PIB Subordinated Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any PIB Senior Debt Security or PIB Subordinated Debt Security, (b) reduce the principal amount of, or premium or rate of interest, if any, on, any PIB Senior Debt Security or PIB Subordinated Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place or coin or currency of payment of principal of, or premium or interest, if any, on, any PIB Senior Debt Security or PIB Subordinated Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any PIB Senior Debt Security or PIB Subordinated Debt Security, (f) modify or affect in any manner adverse to Holders the terms and conditions of the obligations of the Guarantor in respect of the due and punctual payment of principal or any premium and interest, sinking fund payment or Additional Amounts in respect of the PIB Senior Debt Securities or PIB Subordinated Debt Securities, (g) reduce the percentage in principal amount of Outstanding PIB Senior Debt Securities or PIB Subordinated Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) modify (with certain exceptions) any provision of the Indenture that requires the consent of the Holder of each Outstanding PIB Senior Debt Security or PIB Subordinated Debt Security affected thereby or (i) with respect to the PIB Subordinated Indenture, modify the subordination provisions in a manner adverse to Holders of Outstanding PIB Subordinated Debt Securities.

SUBORDINATION

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions shall apply to the PIB Subordinated Debt Securities and the guarantee of them by the Corporation.

     The payment of the principal of, premium, if any, and interest on the PIB Subordinated Debt Securities and the Corporation's Guarantees thereof (the "PIB Subordinated Guarantees") will, to the extent set forth in the PIB Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of PIB or the Corporation, as the case may be. In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the PIB Subordinated Debt Securities and any payments with respect to the PIB Subordinated Guarantees will, to the extent set forth in the PIB Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below) of PIB or the Corporation, as the case may be. As of June 30, 1995, no Senior Indebtedness and no Other Financial Obligations of PIB were outstanding. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of PIB or the Corporation, the holders of all Senior Indebtedness thereof will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees, as the case may be. If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness of PIB and the Corporation, any amounts of cash, property or securities available for payment or distribution in respect of PIB Subordinated Debt Securities or the PIB Subordinated Guarantees (as defined in the PIB Subordinated Indenture, "PIB Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations of PIB or the Corporation has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations of PIB or the Corporation, then such PIB Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations of PIB or the Corporation, as the case may be, before any payment or distribution may be made in respect of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees. In the event of the acceleration of the maturity of any PIB Subordinated Debt Securities, the holders of all Senior Indebtedness of PIB or the Corporation, as the case may be, will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees will be entitled to receive any payment of the principal of, premium, if any, or interest on the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees, as the case may be. Accordingly, in case of such an acceleration, all Senior Indebtedness of PIB or the Corporation would have to be repaid before any payment could be made in respect of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness of PIB or the Corporation, an event of default with respect to any Senior Indebtedness of PIB or the Corporation permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     By reason of such subordination, in the event of the insolvency of PIB or the Corporation, creditors of PIB or the Corporation who are not holders of Senior Indebtedness, the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees may recover less, ratably, than holders of Senior Indebtedness of PIB or the Corporation, as the case may be, and may recover more, ratably, than Holders of the PIB Subordinated Debt Securities or the PIB Subordinated Guarantees.

     "Senior Indebtedness" of PIB is defined in the PIB Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of PIB for money borrowed (including indebtedness of others guaranteed by PIB) other than the PIB Subordinated Debt Securities, whether outstanding on the date of the PIB Subordinated Indenture or thereafter created, assumed or incurred and
(ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the PIB Subordinated Debt Securities. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, PIB for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, PIB for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, PIB for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of PIB under generally accepted accounting principles.

     "Other Financial Obligations" of PIB is defined in the PIB Subordinated Indenture to mean all obligations of PIB to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness of PIB and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the PIB Subordinated Debt Securities.

     "Senior Indebtedness" of the Corporation is defined in the PIB Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Corporation for money borrowed (including indebtedness of others guaranteed by the Corporation other than the PIB Subordinated Guarantees), whether outstanding on the date of the PIB Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the PIB Subordinated Guarantees. For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Corporation for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, the Corporation for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Corporation under generally accepted accounting principles.

     "Other Financial Obligations" of the Corporation is defined in the PIB Subordinated Indenture to mean all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) similar financial instruments; provided that the term Other Financial Obligations shall not include (x) obligations on account of Senior Indebtedness and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the PIB Subordinated Guarantees.

EVENTS OF DEFAULT

  PIB Senior Indenture

     An Event of Default with respect to PIB Senior Debt Securities of any series is defined in the PIB Senior Indenture as being: default for 30 days in payment of any interest on PIB Senior Debt Securities of such series; default in payment of principal of (or premium on, if any) any PIB Senior Debt Securities of such series; default in deposit of any mandatory sinking fund payment required by the PIB Senior Debt Securities of such series; default for 60 days, after notice, in performance or breach of any other covenant or warranty in the PIB Senior Indenture (except for a covenant expressly relating to a series of PIB Senior Debt Securities other than that series of PIB Senior Debt Securities) or in the PIB Senior Debt Securities of such series; acceleration of the PIB Senior Debt Securities of any other series or any other indebtedness for borrowed money, of the Corporation, PIB or any Material Banking Subsidiary, in each case in an aggregate principal amount exceeding $10,000,000, as a result of a default under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled within 30 days after written notice as provided in the Indenture, provided that if such default is remedied or cured by the Corporation, PIB or any Material Banking Subsidiary or waived by holders of such indebtedness, the Event of Default by reason thereof shall be deemed to have been thereupon remedied, cured or waived; certain events of bankruptcy, insolvency or reorganization with respect to the Corporation, PIB or any Material Banking Subsidiary; or any other Event of Default specified in the applicable Prospectus Supplement. In case an Event of Default with respect to PIB Senior Debt Securities of any series shall occur and be continuing, the PIB Senior Trustee or the Holders of not less than 25% in principal amount of the PIB Senior Debt Securities of such series then outstanding may declare the principal of all the PIB Senior Debt Securities of such series to be due and payable. The Corporation and PIB are required to furnish to the PIB Senior Trustee annually a statement as to the performance by the Corporation and PIB of their respective obligations under the PIB Senior Indenture and as to any default in such performance. Under certain circumstances any declaration of acceleration with respect to PIB Senior Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the PIB Senior Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the PIB Senior Debt Securities of such series then outstanding. The PIB Senior Indenture provides that the PIB Senior Trustee may withhold notice to the Holders of PIB Senior Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any PIB Senior Debt Securities of such series) if such PIB Senior Trustee considers it in the interest of Holders of such series of PIB Senior Debt Securities to do so.

  PIB Subordinated Indenture

     An Event of Default with respect to the PIB Subordinated Debt Securities of any series is defined in the PIB Subordinated Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Corporation or PIB. If an Event of Default with respect to PIB Subordinated Debt Securities of any series shall have occurred and be continuing, either the PIB Subordinated Trustee or the Holders of not less than 25% in aggregate principal amount of the PIB Subordinated Debt Securities of such series then outstanding may declare the principal of the PIB Subordinated Debt Securities of such series to be due and payable immediately. The Corporation and PIB are required to furnish to the PIB Subordinated Trustee annually a statement as to the performance by the Corporation and PIB of their respective obligations under the PIB Subordinated Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to PIB Subordinated Debt Securities of any series may be rescinded and past defaults (except a default in the payment of principal of or interest on the PIB Subordinated Debt Securities) may be waived by the Holders of a majority in aggregate principal amount of the PIB Subordinated Debt Securities of such series then outstanding. The PIB Subordinated Indenture provides that the PIB Subordinated Trustee may withhold notice to the Holders of the PIB Subordinated Debt Securities of any series of any continuing default (except in the payment of the principal of (or premium, if any) or interest on any PIB Subordinated Debt Securities of such series) if the PIB Subordinated Trustee considers it in the interest of the Holders of such series of PIB Subordinated Debt Securities to do so.

     The PIB Subordinated Indenture does not provide for any right of acceleration of the payment of principal of a series of PIB Subordinated Debt Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the PIB Subordinated Debt Securities of the particular series, in the PIB Subordinated Indenture or in the PIB Subordinated Guarantees.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Each of the Corporation and PIB has covenanted in the PIB Senior and PIB Subordinated Indentures that it will not merge or consolidate with any other corporation or sell, convey, transfer or lease all or substantially all of its assets to any person, firm or corporation unless the Corporation or PIB, as the case may be, is the continuing corporation or the successor corporation expressly assumes the obligations under any outstanding PIB Senior Debt Securities and Subordinated Debt Securities and the PIB Subordinated Guarantees and the respective PIB Senior and PIB Subordinated Indentures and the Corporation, or PIB, as the case may be, or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the respective Indenture. The Indentures do not contain any other covenant that restricts the Corporation's or PIB's ability to merge or consolidate with any other corporation, sell, convey, transfer or lease all or substantially all of its assets to any persons, firm or corporation or otherwise engage in restructuring transactions.

GUARANTEE

  PIB Senior Debt Securities

     The Corporation will guarantee the punctual payment of the principal of, premium, if any, and interest on the PIB Senior Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each PIB Senior Debt Security. Holders of the PIB Senior Debt Securities may proceed directly against the Corporation in the event of default under the PIB Senior Debt Securities without first proceeding against PIB. The Guarantees will rank pari passu with all other unsecured and unsubordinated obligations of the Corporation.

  PIB Subordinated Debt Securities

     The Corporation will guarantee, on a subordinated basis, the punctual payment of the principal of, premium, if any, and interest on the PIB Subordinated Debt Securities, when and as the same are due and payable. The guarantee is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. To evidence the guarantee, a Guarantee, executed by the Corporation, will be endorsed on each PIB Subordinated Debt Security. Holders of the PIB Subordinated Debt Securities may proceed directly against the Corporation in the event of default under the PIB Subordinated Debt Securities without first proceeding against PIB. The PIB Subordinated Guarantees will rank pari passu with all other unsecured and subordinated obligations of the Corporation. See "Subordination."

               DESCRIPTION OF PREFERRED STOCK OF THE CORPORATION

     The following summary contains a description of certain general terms of the Corporation's preferred stock (the "Preferred Stock") to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The following summary description of certain provisions of the Preferred Stock is subject to and qualified in its entirety by reference to the provisions of the Corporation's Restated Certificate of Incorporation, as amended, the Certificates of Designation describing the Corporation's 8.35% Non-Cumulative Monthly Income Preferred Stock, 1994 Series A (the "Series A Preferred Stock") and the Corporation's Series A Participating Preferred Stock (the "Series A Participating Preferred Stock"), respectively, and the Certificate of Resolution (the "Certificate of Resolution") relating to each particular series of the Preferred Stock, each of which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

GENERAL

     Under the Corporation's Restated Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock (of which 4,000,000 shares have been designated and issued as Series A Preferred Stock and 350,000 shares have been authorized and designated but not issued for the Series A Participating Preferred Stock), without par value, in one or more series, with such designations of titles; dividend rates; special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up of the Corporation; sinking fund provisions; redemption or purchase account provisions; conversion provisions; and voting rights, as shall be set forth as and when established by the Board of Directors of the Corporation. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof shall have no preemptive rights in connection therewith.

     The liquidation preference of any series of the Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and other factors that generally influence the market prices of securities.

RANK

     Any series of Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank junior to the Preferred Stock (collectively referred to as the "Junior Securities"); (ii) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank on a parity with the Preferred Stock (collectively referred to as the "Parity Securities"); and (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities will rank senior to the Preferred Stock. As used in any Certificate of Resolution for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of the Preferred Stock as they appear on the books of the Corporation on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative. The Corporation's ability to pay dividends on its Preferred Stock is subject to policies established by the Federal Reserve Board. See "Certain Regulatory Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends shall have been paid or set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends pro rata with the Parity Securities.

     The holders of any series of shares of Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of preferred stock or issued upon conversion.

CONVERSION

     The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock of the Corporation.

     For any series of Preferred Stock which is convertible, the Corporation shall at all times reserve and keep available, out of the aggregate of its authorized but unissued preferred stock or preferred stock held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of Preferred Stock, the full number of shares of preferred stock then deliverable upon the conversion of all outstanding shares of such series.

     No fractional shares or scrip representing fractional shares of preferred stock will be issued upon the conversion of shares of any series of convertible Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at the Corporation's election, either (a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of preferred stock representing the aggregate of such fractional shares.

EXCHANGEABILITY

     If so determined by the Board of Directors of the Corporation, the holders of shares of Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock or debt securities of the Corporation. The terms of any such exchange and any such preferred stock or debt securities will be described in the Prospectus Supplement relating to such series of Preferred Stock.

REDEMPTION

     A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Corporation or by any other method determined to be equitable by the Board of Directors.

     On or after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock that ranks senior to the Junior Securities will be entitled to receive out of assets of the Corporation available for distribution to shareholders, before any distribution is made on any Junior Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any declared and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Securities will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Preferred Stock of the Corporation become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

     Section 12 of the Banking Law requires the prior approval of the Office of the Commissioner to obtain control of any bank organized under the Banking Law. The Banking Law requires that in any transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that, upon consummation of the transfer, will become the owner, directly or indirectly, of more than 5% of the voting and outstanding capital stock of said bank, the parties to the transfer shall inform the Office of the Commissioner of the proposed transfer at least 60 days prior to the date such transfer is to be effected. The Banking Law does not contain any provision allowing for the extension of such 60-day time period. The transfer requires the approval of the Office of the Commissioner if it results in a change of control of the bank. For the purposes of Section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the norms of the bank. The Department of the Treasury (predecessor to the Office of the Commissioner) made a determination that the foregoing provisions of the Banking Law are applicable to a change in control of the Corporation in a letter dated April 9, 1985.

     Pursuant to Section 12(d) of the Banking Law, as soon as the Office of the Commissioner receives notice of a proposed transaction that may result in the control or in a change of control of a bank, the Office of the Commissioner shall have the duty to make the necessary investigations. The Office of the Commissioner shall issue authorization for the transfer of control of the bank if the results of his investigations are in his judgment satisfactory. The decision of the Office of the Commissioner is final and unreviewable.

                     DESCRIPTION OF PREFERRED STOCK OF PIB

     The following summary contains a description of certain general terms of PIB's preferred stock (the "PIB Preferred Stock") to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The following summary description of certain provisions of the PIB Preferred Stock is subject to and qualified in its entirety by reference to the provisions of PIB's Certificate of Incorporation, as amended, and the Certificate of Amendment relating to each particular series of the PIB Preferred Stock, each of which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such PIB Preferred Stock.

     The authorized capital stock of PIB consists of 1,000,000 shares of Common Stock, par value $5.00 per share, and 25,000,000 shares of preferred stock, par value $25.00 per share. The preferred stock is issuable in one or more series, with such terms, and at such times and for such consideration as the Board of Directors of PIB determines. As of the date of this Prospectus, no shares of preferred stock of PIB were issued and outstanding. All of the common stock of PIB is owned by the Corporation.

GENERAL

     Under PIB's Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $25.00 per share, in one or more series, with such designations of titles; dividend rates; special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up of PIB; sinking fund provisions; any redemption or purchase account provisions; conversion provisions; and voting rights, as shall be set forth as and when established by the Board of Directors of PIB. The shares of any series of PIB Preferred Stock will be, when issued, fully paid and nonassessable and holders thereof shall have no preemptive rights in connection therewith.

     The liquidation preference of any series of the PIB Preferred Stock is not necessarily indicative of the price at which shares of such series of PIB Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of PIB Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and PIB and other factors that generally influence the market prices of securities.

RANK

     Any series of PIB Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of PIB and to all equity securities issued by PIB the terms of which specifically provide that such equity securities will rank junior to the PIB Preferred Stock (collectively referred to as the "PIB Junior Securities"); (ii) on a parity with all equity securities issued by PIB, the terms of which specifically provide that such equity securities will rank on a parity with the PIB Preferred Stock (collectively referred to as the "PIB Parity Securities"); and (iii) junior to all equity securities issued by PIB, the terms of which specifically provide that such equity securities will rank senior to the PIB Preferred Stock (collectively referred to as the "PIB Senior Securities"). As used in any Certificate of Amendment for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of PIB Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of PIB out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the PIB Preferred Stock. Dividends will be payable to holders of record of the PIB Preferred Stock as they appear on the books of PIB on such record dates as shall be fixed by the Board of Directors. Dividends on any series of PIB Preferred Stock may be cumulative or non-cumulative. PIB's ability to pay dividends on its Preferred Stock is subject to policies established by the Federal Reserve Board. See "Certain Regulatory Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any PIB Parity Securities unless dividends shall have been paid or set apart for such payment on the PIB Preferred Stock. If full dividends are not so paid, the PIB Preferred Stock shall share dividends pro rata with the PIB Parity Securities.

     The holders of any series of shares of PIB Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or PIB's default in payment of the dividend due. Except as provided above, PIB will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of preferred stock issued upon conversion.

CONVERSION

     The Prospectus Supplement for any series of the PIB Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock of PIB.

     For any series of PIB Preferred Stock which is convertible, PIB shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued preferred stock or shares of preferred stock held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of PIB Preferred Stock, the full number of shares of preferred stock then deliverable upon the conversion of all outstanding shares of such series.

     No fractional shares or scrip representing fractional shares of preferred stock will be issued upon the conversion of shares of any series of convertible PIB Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at PIB's election, either (a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of preferred stock representing the aggregate of such fractional shares.

EXCHANGEABILITY

     If so determined by the Board of Directors of PIB, the holders of shares of PIB Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock or debt securities of PIB. The terms of any such exchange and any such preferred stock or debt securities will be described in the Prospectus Supplement relating to such series of PIB Preferred Stock.

REDEMPTION

     A series of PIB Preferred Stock may be redeemable at any time, in whole or in part, at the option of PIB or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of PIB Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of PIB or by any other method determined to be equitable by the Board of Directors.

     On or after a redemption date, unless PIB defaults in the payment of the redemption price, dividends will cease to accrue on shares of PIB Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of PIB, holders of each series of PIB Preferred Stock that ranks senior to the PIB Junior Securities will be entitled to receive out of assets of PIB available for distribution to shareholders, before any distribution is made on any PIB Junior Securities, including common stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of PIB the amounts payable with respect to the PIB Preferred Stock of any series and any other PIB Parity Securities are not paid in full, the holders of the PIB Preferred Stock of such series and the PIB Parity Securities will share ratably in any such distribution of assets of PIB in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of PIB Preferred Stock will not be entitled to any further participation in any distribution of assets of PIB.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of PIB Preferred Stock, or except as expressly required by applicable law, the holders of the PIB Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of PIB Preferred Stock become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over PIB) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, at such time as such series is deemed a class of voting securities,
(i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

GUARANTEE

     The Corporation will fully and unconditionally guarantee the punctual payment of (i) any accrued and unpaid dividends, whether or not declared, on the PIB Preferred Stock of any series, (ii) the redemption price for any shares of PIB Preferred Stock called or redemption at the option of PIB or the holder thereof in accordance with the terms of such series of PIB Preferred Stock,
(iii) the liquidation preference of PIB Preferred Stock and (iv) any additional amounts with respect to a series of PIB Preferred Stock.

     The Guarantee of the PIB Preferred Stock shall constitute an unsecured obligation of the Corporation and will rank junior to all liabilities of the Corporation. The Guarantee will rank senior to the Corporation's common stock and shall have such rank relative to the preferred stock of the Corporation as shall be specified in the applicable Prospectus Supplement.

                  DESCRIPTION OF PREFERRED STOCK OF FINANCIAL

     The following summary contains a description of certain general terms of Financial's preferred stock (the "Financial Preferred Stock") to which any Prospectus Supplement may relate. Certain terms of any series of the Financial Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The following summary description of certain provisions of the Financial Preferred Stock is subject to and qualified in its entirety by reference to the provisions of Financial's Certificate of Incorporation, as amended, and the Certificate of Designation relating to each particular series of the Financial Preferred Stock, each of which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Financial Preferred Stock.

     The authorized capital stock of Financial consists of 10,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The preferred stock is issuable in one or more series, with such terms, and at such times and for such consideration as the Board of Directors of Financial determines. As of the date of this Prospectus, no shares of preferred stock of Financial were issued and outstanding. All of the common stock of Financial is owned by PIB.

GENERAL

     Under Financial's Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such designations of titles; dividend rates; special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up of Financial; sinking fund provisions; any redemption or purchase account provisions; conversion provisions; and voting rights, as shall be set forth as and when established by the Board of Directors of Financial. The shares of any series of Financial Preferred Stock will be, when issued, fully paid and nonassessable and holders thereof shall have no preemptive rights in connection therewith.

     The liquidation preference of any series of the Financial Preferred Stock is not necessarily indicative of the price at which shares of such series of Financial Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Financial Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and Financial and other factors that generally influence the market prices of securities.

RANK

     Any series of Financial Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of Financial and to all equity securities issued by Financial the terms of which specifically provide that such equity securities will rank junior to the Financial Preferred Stock (collectively referred to as the "Financial Junior Securities"); (ii) on a parity with all equity securities issued by Financial, the terms of which specifically provide that such equity securities will rank on a parity with the Financial Preferred Stock (collectively referred to as the "Financial Parity Securities"); and (iii) junior to all equity securities issued by Financial, the terms of which specifically provide that such equity securities will rank senior to the Financial Preferred Stock (collectively referred to as the "Financial Senior Securities"). As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of Financial Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Financial out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Financial Preferred Stock. Dividends will be payable to holders of record of the Financial Preferred Stock as they appear on the books of Financial on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Financial Preferred Stock may be cumulative or non cumulative. Financial's ability to pay dividends on its Preferred Stock is subject to policies established by the Federal Reserve Board. See "Certain Regulatory Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Financial Parity Securities unless dividends shall have been paid or set apart for such payment on the Financial Preferred Stock. If full dividends are not so paid, the Financial Preferred Stock shall share dividends pro rata with the Financial Parity Securities.

     The holders of any series of shares of Financial Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or Financial's default in payment of the dividend due. Except as provided above, Financial will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of preferred stock issued upon conversion.

CONVERSION

     The Prospectus Supplement for any series of the Financial Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock of Financial.

     For any series of Financial Preferred Stock which is convertible, Financial shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued preferred stock or shares of preferred stock held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of Financial Preferred Stock, the full number of shares of preferred stock then deliverable upon the conversion of all outstanding shares of such series.

     No fractional shares or scrip representing fractional shares of preferred stock will be issued upon the conversion of shares of any series of convertible Financial Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at Financial's election, either
(a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of preferred stock representing the aggregate of such fractional shares.

EXCHANGEABILITY

     If so determined by the Board of Directors of Financial, the holders of shares of Financial Preferred Stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock or debt securities of Financial. The terms of any such exchange and any such preferred stock or debt securities will be described in the Prospectus Supplement relating to such series of Financial Preferred Stock.

REDEMPTION

     A series of Financial Preferred Stock may be redeemable at any time, in whole or in part, at the option of Financial or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Financial Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of Financial or by any other method determined to be equitable by the Board of Directors.

     On or after a redemption date, unless Financial defaults in the payment of the redemption price, dividends will cease to accrue on shares of Financial Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not exercise any option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve Board determines that the bank holding company's condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Financial, holders of each series of Financial Preferred Stock that ranks senior to the Financial Junior Securities will be entitled to receive out of assets of Financial available for distribution to shareholders, before any distribution is made on any Financial Junior Securities, including common stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of Financial the amounts payable with respect to the Financial Preferred Stock of any series and any other Financial Parity Securities are not paid in full, the holders of the Financial Preferred Stock of such series and the Financial Parity Securities will share ratably in any such distribution of assets of Financial in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Financial Preferred Stock will not be entitled to any further participation in any distribution of assets of Financial.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of Financial Preferred Stock, or except as expressly required by applicable law, the holders of the Financial Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Financial Preferred Stock become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over Financial) may then be subject to regulation as a bank holding company in accordance with the BHC Act. In addition, at such time as such series is deemed a class of voting securities,
(i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

GUARANTEE

     The Corporation will fully and unconditionally guarantee the punctual payment of (i) any accrued and unpaid dividends, whether or not declared, on the Financial Preferred Stock of any series, (ii) the redemption price for any shares of Financial Preferred Stock called for redemption at the option of Financial or the holder thereof in accordance with the terms of such series of Financial Preferred Stock, (iii) the liquidation preference of Financial Preferred Stock and (iv) any additional amounts with respect to a series of Financial Preferred Stock.

     The Guarantee of the Financial Preferred Stock shall constitute an unsecured obligation of the Corporation and will rank junior to all liabilities of the Corporation. The Guarantee will rank senior to the Corporation's common stock and shall have such rank relative to the preferred stock of the Corporation as shall be specified in the applicable Prospectus Supplement.

                         VALIDITY OF OFFERED SECURITIES

     The validity of the Preferred Stock and the PIB Preferred Stock will be passed upon for the Corporation and PIB by Brunilda Santos de Alvarez, counsel to the Corporation. The validity of the Senior Debt Securities, the Subordinated Debt Securities, the PIB Senior Debt Securities, the PIB Subordinated Debt Securities and the Guarantees will be passed upon for the Corporation and PIB by Ms. Alvarez as to matters of the laws of the Commonwealth of Puerto Rico and by Sullivan & Cromwell as to matters of New York law. The validity of the Financial Preferred Stock, the Financial Senior Debt Securities and the Financial Subordinated Debt Securities will be passed upon for Financial by Sullivan & Cromwell. The validity of the Securities will be passed upon for any underwriters or agents by counsel named in the Prospectus Supplement.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              PLAN OF DISTRIBUTION

     The Corporation, PIB or Financial, as the case may be, may sell Securities to or through underwriting syndicates represented by managing underwriters, or through one or more underwriters without a syndicate for public offering and sale by them, or may sell Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Corporation, PIB or Financial, as the case may be, in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any compensation paid by the Corporation, PIB or Financial, as the case may be, to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with Corporation, PIB or Financial, as the case may be, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

     All Securities will be a new issue of securities with no established trading market. Any underwriters to whom Securities are sold by the Corporation, PIB or Financial, as the case may be, for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Certain of the underwriters and their associates may be customers of, engage in transactions with, and perform services for, the Corporation or its subsidiaries in the ordinary course of business.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                             PAGE
                                             ----
              PROSPECTUS SUPPLEMENT

Recent Developments........................   S-2
Consolidated Ratios of Earnings to Fixed
  Charges of the Corporation...............   S-2
Summary Financial Data.....................   S-3
Capitalization.............................   S-4
Description of Notes.......................   S-5
United States Taxation.....................   S-7
Certain Puerto Rico Tax Considerations.....   S-7
Underwriting...............................  S-11
Validity of the Notes......................  S-11

                   PROSPECTUS

Available Information......................     2
Incorporation of Certain Documents by
  Reference................................     2
BanPonce Corporation.......................     2
Popular International Bank Inc.............     3
BanPonce Financial Corp....................     3
Consolidated Ratios of Earnings to Fixed
  Charges of the Corporation...............     4
Use of Proceeds............................     4
Certain Regulatory Matters.................     5
Description of Debt Securities and
  Guarantees...............................    11
Terms Applicable to the Senior Debt
  Securities or Subordinated Debt
  Securities...............................    17
Terms Applicable to the Financial Senior
  Debt Securities or Financial Subordinated
  Debt Securities..........................    20
Terms Applicable to the PIB Senior Debt
  Securities or PIB Subordinated Debt
  Securities...............................    24
Description of Preferred Stock of the
  Corporation..............................    28
Description of Preferred Stock of PIB......    31
Description of Preferred Stock of
  Financial................................    34
Validity of Offered Securities.............    37
Experts....................................    37
Plan of Distribution.......................    37

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                         (BANPONCE CORPORATION LOGO)



                                  $100,000,000



                                % Subordinated Notes
                          due                  , 2005





                             PROSPECTUS SUPPLEMENT





                            (CS FIRST BOSTON LOGO)

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